UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Scientific Games Corporation to be held at 10:30 a.m. on Tuesday, June 8, 2010, at our executive offices located at 750 Lexington Avenue, 19th Floor, New York, New York.

        At the Annual Meeting, you will be asked to elect directors and to ratify the appointment of the independent auditor. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement.

        Whether you plan to attend in person or not, we encourage you to vote your shares so that they are represented at the Annual Meeting.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

A. Lorne Weil Chairman of the Board

Michael R. Chambrello President and Chief Executive Officer

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

 NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of Scientific Games Corporation (the "Company") will be held at 10:30 a.m. on Tuesday, June 8, 2010, at the executive offices of the Company, 750 Lexington Avenue, 19th Floor, New York, New York, for the following purposes:

  1.
  To elect 12 members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2010.

  3.
  To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 13, 2010 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 750 Lexington Avenue, 25th Floor, New York, New York, and will be available for inspection at the meeting itself.

        To obtain directions to attend the meeting and vote in person, please telephone the Company at (212) 754-2233.

        Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 8, 2010:

The Proxy Statement and 2009 Annual Report will be available on or about April 26, 2010 through the Investor Information link on our website at
www.scientificgames.com or through www.proxyvote.com

                      By Order of the Board of Directors

                      Ira H. Raphaelson
                       Vice President, General Counsel and Secretary

Dated: April 26, 2010

i

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Scientific Games Corporation ("Scientific Games," the "Company," "we" or "us") of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:30 a.m. on Tuesday, June 8, 2010, at our executive offices, 750 Lexington Avenue, 19th Floor, New York, New York, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Notice and Access to Proxy Materials

        We expect our proxy materials, including this Proxy Statement and our 2009 Annual Report, to be made available to stockholders on or about April 26, 2010 through the Investor Information link on our website at www.scientificgames.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission ("SEC"), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a "Notice Regarding the Availability of Proxy Materials" that contains instructions as to how they can view our materials online, request copies be sent to them by mail or electronically by email and as to how they can vote online (the "Notice").

Stockholders Entitled to Vote

        All stockholders of record at the close of business on April 13, 2010 are entitled to vote at the meeting. At the close of business on April 13, 2010, a total of 94,100,985 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

        You can vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.

        If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in "street" name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.

Voting of Proxies

        All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board, which are as follows:

  •
  FOR election of the nominated directors (Proposal 1); and

  •
  FOR ratification of the appointment of the independent auditor (Proposal 2).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

        A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting in person at the meeting.

Quorum

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

        Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

        The proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.

Effect of Abstentions

        If you vote "abstain" (rather than vote "for" or "against") with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but will have the effect of a negative vote on matters other than the election of directors.

Effect of Broker Non-Votes

        If any broker "non-votes" occur at the meeting with respect to your shares, the broker "non-votes" will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. Please note that the rules that govern how brokers and other nominees vote shares held for a beneficial owner have changed. A broker or other nominee holding shares for a beneficial owner may no longer vote these shares with respect to Proposal 1 without specific instructions from the beneficial owner as to how to vote with respect to the election of directors, because the election of directors is no longer considered a "routine" matter under applicable rules. Brokers and other nominees continue to have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of the independent auditor (Proposal 2) and, accordingly, your shares may be voted by your broker on Proposal 2.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

        The Board of Directors has nominated for election to the Board the 12 persons named below to serve for a one-year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Four of the nominees, Messrs. Ronald O. Perelman, Barry F. Schwartz, Gerald J. Ford and J. Robert Kerrey, were designated for election to the Board by MacAndrews & Forbes Holdings Inc., our largest stockholder, pursuant to its rights under a stockholders' agreement with us (discussed more fully below). Another nominee, David L. Kennedy, is an officer of MacAndrews & Forbes Holdings Inc. All of the nominees are presently directors of the Company.

        The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors; however, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board.

        The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
A. Lorne Weil	64	Director (Chairman of the Board)	1989
Michael R. Chambrello	52	Director (Chief Executive Officer)	2009
Peter A. Cohen	63	Director (Vice Chairman)	2000
Gerald J. Ford	65	Director	2005
David L. Kennedy	63	Director (Vice Chairman)	2009
J. Robert Kerrey	66	Director	2008
Ronald O. Perelman	67	Director	2003
Michael J. Regan	68	Director	2006
Barry F. Schwartz	61	Director	2003
Frances F. Townsend	48	Director	2010
Eric M. Turner	54	Director	2002
Joseph R. Wright	71	Director	2004

        A. Lorne Weil has been Chairman of our Board since October 1991. Mr. Weil served as our Chief Executive Officer from April 1992 to December 2008. Mr. Weil also served as our President from August 1997 to June 2005. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Previously, Mr. Weil was Vice President of Corporate Development at General Instrument Corporation, working with wagering and cable systems.

        Michael R. Chambrello became our President and Chief Executive Officer in January 2010. Prior to that, Mr. Chambrello served as our President and Chief Operating Officer from July 2005 to December 2009. From November 2000 to June 2005, Mr. Chambrello was President and Chief Executive Officer of Environmental Systems Products Holdings, Inc. ("ESP"), which provides vehicle emissions testing systems and services to government agencies. Prior to ESP, Mr. Chambrello was Chief Executive Officer of Transmedia Asia Pacific, Inc. and Transmedia Europe Inc., which provide membership-based consumer and business services. Mr. Chambrello has approximately 20 years of lottery industry experience, having served as President of GTECH Corporation and Executive Vice President of GTECH Holdings Corporation.

        Peter A. Cohen serves as Chief Executive Officer and Chairman of the board of directors of Cowen Group, Inc., a diversified financial services company. Mr. Cohen is a founding partner and principal of Ramius LLC, a private investment management firm formed in 1994 that was combined with Cowen in late 2009. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic's subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. During the past five years, Mr. Cohen has served as a director of Titan Corporation, L-3 Communications Holdings, Inc. and Portfolio Recovery Associates.

        Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. Mr. Ford served as Chairman of the Board and Chief Executive Officer of Golden State Bancorp Inc. from September 1998 until its merger with Citigroup Inc. in November 2002. Mr. Ford is Chairman of the Board of First Acceptance Corporation and Hilltop Holdings Inc., and a director of Freeport-McMoRan Copper & Gold Inc. and McMoRan Exploration Co. During the past five years, Mr. Ford also served as a director of Affordable Residential Communities, Inc.

        David L. Kennedy is Senior Executive Vice President of MacAndrews & Forbes Holdings Inc. and Vice Chairman of Revlon, Inc. Mr. Kennedy served as the President and Chief Executive Officer of Revlon from September 2006 through May 2009 and has held various senior management and senior financial positions with Revlon and The Coca-Cola Company during his 38-year business career. Mr. Kennedy is a director of Revlon, Inc. and Revlon Consumer Products Corporation.

        J. Robert Kerrey has served as the President of The New School in New York City since January 2001. From 1988 to 2000, he served as United States Senator from Nebraska. During that period, he was a member of numerous congressionally-chartered commissions and Senate committees, including the Senate Finance and Appropriations Committees and the Senate Select Committee on Intelligence. Prior to that time, he served as Governor of Nebraska from 1982 to 1987. Mr. Kerrey is a director of Jones Apparel Group, Inc., Tenet Healthcare Corporation and Genworth Financial, Inc.

        Ronald O. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of M & F Worldwide Corp., Revlon Consumer Products Corporation and Revlon, Inc. During the past five years, Mr. Perelman also served as a director of Panavision, Inc. and a member of the board of managers of Allied Security Holdings LLC and REV Holdings LLC.

        Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan is a director of Citadel Broadcasting Corporation. During the past five years, Mr. Regan also served as a member of the board of directors of Eyetech Pharmaceuticals, Inc. and the board of managers of Allied Security Holdings LLC.

        Barry F. Schwartz has been Executive Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc. and various affiliates since October 2007. Prior to that, he was Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993. Mr. Schwartz has also served as President and Chief Executive Officer of M & F Worldwide Corp. since September 2007. Mr. Schwartz is also a director of Harland Clarke Holdings Corp., M & F Worldwide Corp., Revlon Consumer Products Corporation and Revlon, Inc. During the past five years, Mr. Schwartz also served as a member of the board of managers of REV Holdings LLC.

        Frances F. Townsend has been a partner at the law firm of Baker Botts L.L.P. since April 2009 where she provides legal and strategic business advice. From January 2008 until April 2009, Ms. Townsend provided consulting services and advice to corporate clients on business development, crisis and contingency planning and compliance and international relations. Prior to that, she served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. She previously served as Deputy Assistant to the President and Deputy National Security Advisor for Combating Terrorism from May 2003 to May 2004. Prior to that, Ms. Townsend served as the first Assistant Commandant for Intelligence for the U. S. Coast Guard and spent 13 years at the U. S. Department of Justice in various senior positions.

        Eric M. Turner has been an independent management consultant and private investor since 2003. Mr. Turner served as Senior Vice President of State Street Corporation, a financial services company, from 1996 to 2003. Mr. Turner was the Executive Director of the Massachusetts State Lottery Commission from 1992 to 1995. During his time at the Lottery Commission, Mr. Turner was elected to positions of Treasurer and Secretary of the North American Association of State and Provincial Lotteries, a professional association of North American lotteries. In 1991, Mr. Turner served as Deputy Treasurer of the Commonwealth of Massachusetts. Prior to that, he was employed with Drexel Burnham Lambert for approximately six years, last serving as a Vice President in Municipal Finance, from 1989 to 1990.

        Joseph R. Wright is a Senior Advisor to The Chart Group, L.P., a merchant banking firm, and a member of the Strategic Advisory Board of The Comvest Group, a private investment firm. Mr. Wright served as the Company's Chief Executive Officer during 2009 and has been a member of our Board since 2004, having served as Vice Chairman from May 2008 until October 2009. From July 2006 through April 2008, Mr. Wright served as Chairman of Intelsat, Ltd., a provider of satellite services, and as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006 (during which time he also served as a director). Mr. Wright was the Chairman of GRC International, Inc. from 1996 to March 2000 and was Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994. Mr. Wright was a member of President Reagan's Cabinet, was Director and Deputy Director of the White House Office of Management and Budget from 1982 to 1989 and was Deputy Secretary of the Department of Commerce from 1981 to 1982. He received the Distinguished Citizens Award from President Reagan in 1988. Mr. Wright is currently a member of the Defense Business Board in Washington, D.C. Mr. Wright is a director of Cowen Group, Inc., Terremark Worldwide, Inc. and Federal Signal Corporation.

Designees of MacAndrews & Forbes Holdings Inc.

        Messrs. Perelman, Schwartz, Ford and Kerrey were designated for election to the Board by MacAndrews & Forbes Holdings Inc. pursuant to its rights under a stockholders' agreement with us dated September 6, 2000, as supplemented by an agreement dated June 26, 2002, a letter agreement dated October 10, 2003 and a letter agreement dated February 15, 2007. The stockholders' agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such Preferred Stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of Preferred Stock or the common stock issued upon conversion thereof. All of the Preferred Stock was converted into common stock in August 2004. MacAndrews & Forbes, which owned approximately 92% of the Preferred Stock prior to conversion and approximately 25% of our outstanding common stock following conversion, has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.

Qualifications of Directors

        The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. The Committee and the Board believe that experience as a leader of a business or institution, sound judgment, effective interpersonal and communication skills, strong character and integrity, and expertise in areas relevant to the Company's business are important attributes in maintaining the effectiveness of the Board. As a matter of practice, the Committee and the Board consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Committee and the Board believe that the Board is comprised of a diverse group of individuals.

        The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including lottery and gaming (Messrs. Weil, Chambrello, Turner and Wright), technology (Messrs. Weil, Chambrello and Wright), consumer products and marketing (Messrs. Kennedy, Perelman and Schwartz), government (Ms. Townsend and Messrs. Kerrey, Turner and Wright), investment and financial services (Messrs. Cohen, Ford, Kennedy, Perelman and Schwartz), law (Ms. Townsend and Mr. Schwartz) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or firms with operations inside and outside the United States and/or experience on other companies' boards, which provides an understanding of ways other companies address various business matters, strategies and issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Weil, Chambrello, Cohen, Ford, Kennedy, Perelman, Schwartz and Wright), as an executive director of a leading lottery (Mr. Turner), as a chief administrative officer of a major accounting firm (Mr. Regan) and as a president of an academic institution (Mr. Kerrey). A number of the nominees have extensive public policy, government or regulatory experience, including Executive Office, Congressional and Cabinet service (Ms. Townsend and Messrs. Kerrey, Turner and Wright), which can provide valuable insight into issues faced by companies in regulated industries such as the Company. Three of the nominees (Messrs. Weil, Wright and Chambrello) have either served or are currently serving as the Chief Executive Officer of the Company, which service has given them a deep knowledge of the Company and its businesses and directly relevant management experience. The Committee and the Board believe that these skills and experiences qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE TWELVE NOMINEES

Information about the Board of Directors and Committees

        Director Independence.    The Board adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the Nasdaq Stock Market. This determination, to be made annually, helps assure the quality of the Board's oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

  (1)
  the director has been employed by the Company (or any subsidiary) at any time within the past three years;

  (2)
  the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

  (3)
  the director or an immediate family member of the director has accepted any compensation from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer or (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  (4)
  the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization that made payments to, or received payments from, the Company for property or services in the current or in any of the past three years that exceed the greater of 5% of the recipient's consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company's securities or (b) payments under non-discretionary charitable contribution matching programs;

  (5)
  the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

  (6)
  the director or an immediate family member of the director is a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

        In applying these standards, the Board determined that each of Messrs. Cohen, Ford, Kennedy, Kerrey, Perelman, Regan, Schwartz, Townsend and Turner qualify as independent directors and none has a business or other relationship that would interfere with the director's exercise of independent judgment. In making the determination of Mr. Cohen's independence, the Board considered the Company's relationship with Ramius Securities, LLC, an affiliate of the private investment management firm of which Mr. Cohen is a founding partner and principal, which has provided certain brokerage services to the Company since December 2008 for which the Company has paid approximately $76,000. The Board determined that Mr. Cohen does not have a direct or indirect material interest in these arrangements and that the arrangements do not interfere with the exercise of independent judgment by Mr. Cohen.

        The full text of the Board's Director Independence Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

        Corporate Governance Guidelines.    The Board of Directors adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of the Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

        Board Leadership Structure.    The Board of Directors is comprised of a substantial majority of independent directors and the Audit, Compensation, Compliance and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Board has designated Mr. Cohen, who serves as Vice Chairman of the Board and as Chairman of the Executive and Finance Committee of the Board, as the lead director to preside over regularly held executive sessions of independent directors. The responsibilities of the lead director include facilitating communication between the independent directors and the Chairman and Chief Executive Officer and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the committees of the Board in their evaluations of management's performance and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight. The position of Chairman (Mr. Weil) and Chief Executive Officer (Mr. Chambrello) are separate. During 2009, the Company created a new Office of the Chairman that reports to the Board and is comprised of Messrs. Weil and Chambrello, Jeffrey S. Lipkin, the Company's Chief Financial Officer, and Mr. Kennedy, an independent director. The members of the Office of the Chairman provide strategic guidance and oversight to the Company. In addition, the members of the Executive and Finance Committee, which include a majority of independent directors as well as the Chairman and the Chief Executive Officer, regularly confer to support the Board in the performance of its duties and responsibilities between regularly scheduled Board meetings, and to implement the policy decisions of the Board.

        The Board believes that Mr. Weil serving as Chairman (as he has since 1991) is optimal because it provides the Board with strong and consistent leadership, while the lead director position, the Office of the Chairman and the Executive and Finance Committee allow for multiple additional perspectives, including the perspectives of independent directors and management, in the provision of overall strategic guidance and oversight to the Company. Taken together, the Board believes that this leadership structure provides an appropriate balance of experienced leadership, independent oversight and management input.

        Board's Role in Risk Oversight.    The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board's committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board's consideration of the Company's strategies and other matters presented to the Board, including financial matters, capital expenditures and acquisitions and divestitures. The Board's role in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company's risk exposure, and the Board and its committees providing oversight of those efforts.

        The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, our Code of Business Conduct, a strong ethics and compliance function that includes suitability reviews of customers and other persons/entities with which the Company does business, an internal and external audit process, internal approval processes and Legal Department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding risks that are identified and how they are being managed. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the chairmen of the Board committees regularly communicate with members of senior management to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and finance-related matters. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually.

        The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board's risk oversight function. In particular, the Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and certain legal matters. The Audit Committee also oversees the internal audit function and regularly meets separately with the Vice President of Internal Audit (who reports directly to the Audit Committee) and representatives of the Company's independent auditing firm. The Compensation Committee evaluates the risks associated with the Company's compensation programs and discusses with management procedures to identify and mitigate such risks. The Compliance Committee is active in overseeing the Company's compliance program with respect to compliance with the laws applicable to the Company's business, including gaming laws, as well as compliance with our Code of Business Conduct and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process designed to ensure that the vendors, consultants, customers and business partners of the Company are "suitable" or "qualified" as those terms are used by applicable gaming authorities. Finally, the Executive and Finance Committee oversees the management of risks relating to financing transactions, acquisitions and divestitures and capital projects.

        Board Meetings.    The Board of Directors held a total of eight meetings during 2009 including five executive sessions at which no members of management were present. During 2009, all directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served during the period in which they served.

        Board Committees.    The Board of Directors has five committees: the Audit Committee; the Compensation Committee; the Compliance Committee; the Executive and Finance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Executive and Finance Committee, which is comprised of a majority of independent directors as well as the Chairman and the Chief Executive Officer. The Board has approved charters for every Board committee, which can be accessed through the Corporate Governance link on our website at www.scientificgames.com. The current membership for each committee is as follows:

Audit Committee	Compensation Committee	Compliance Committee	Executive and Finance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Peter A. Cohen (Chair)	Barry F. Schwartz (Chair)	Peter A. Cohen (Chair)	Gerald J. Ford (Chair)
David L. Kennedy(1)	J. Robert Kerrey	Gerald J. Ford	Michael R. Chambrello(1)	J. Robert Kerrey
Barry F. Schwartz	David L. Kennedy(1)	Eric M. Turner	David L. Kennedy(1)	Michael J. Regan
Eric M. Turner	Barry F. Schwartz		Ronald O. Perelman
A. Lorne Weil

(1)
Mr. Kennedy joined the Audit, Compensation and Executive and Finance Committees in February 2010. Mr. Chambrello joined the Executive and Finance Committee in February 2010. Mr. Wright ceased serving on the Executive and Finance Committee in October 2009.

        Audit Committee.    The Audit Committee is responsible for hiring the Company's independent auditor and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent auditor, the Company's internal accounting controls, the annual financial statements, the report and recommendations of the independent auditor, the scope of the audit, and the qualifications and independence of the auditor. The Board has determined that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market and that Messrs. Regan and Kennedy qualify as "audit committee financial experts" under the rules of the SEC. The Audit Committee held six meetings during 2009.

        Compensation Committee.    The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee held seven meetings during 2009.

        Compliance Committee.    The Compliance Committee is responsible for providing oversight and guidance to the Company's compliance program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming laws, and with respect to compliance with the Code of Business Conduct by employees, officers, directors and other representatives of the Company. The Board has determined that each member of the Compliance Committee is independent under the listing standards of the Nasdaq Stock Market. The Compliance Committee held seven meetings during 2009.

        Executive and Finance Committee.    The Executive and Finance Committee has broad authority to act on behalf of the Board in the management of the business and affairs of the Company between regular meetings of the Board and assists the Board in implementing Board policy decisions. The Executive and Finance Committee held five meetings during 2009.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessment of the Board and its committees. The Board has determined that each member of the Committee is independent under the listing standards of the Nasdaq Stock Market. The Committee held six meetings during 2009.

        The Nominating and Corporate Governance Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. A stockholder wishing to propose a nominee for director should submit a recommendation in writing to the Company's Secretary at least 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Committee will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. Ms. Townsend, who joined the Board in April 2010, was recommended by one of our non-management directors. In prior years, candidates have been identified through recommendations made by directors, the Chief Executive Officer and other third parties. The Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.

        Stockholder Communications with Directors.    Stockholders may communicate with the Board of Directors or an individual director by sending a letter to the Board or to a director's attention care of the Secretary of the Company at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York, 10022. The Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

        Attendance at Stockholders' Meetings.    The Company encourages directors to attend the annual stockholders' meeting. Last year, eight of the nine directors then serving attended the annual meeting.

        Code of Ethics.    The Board of Directors adopted a Code of Business Conduct that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Director Compensation

        The compensation program for non-employee directors consists of cash retainers, meeting fees and stock awards. Directors receive an annual retainer of $50,000 and meeting fees of $2,000 for each Board and committee meeting attended (except that the Executive and Finance Committee does not carry meeting fees). In addition, directors who chair a committee receive additional annual retainers in the amount of $10,000 except that the Audit Committee Chair receives $20,000 and Mr. Cohen receives $250,000 for his service as Vice Chairman of the Board (he does not receive an additional retainer for his service as Chair of the Executive and Finance Committee or Chair of the Compensation Committee).

        Directors receive awards of restricted stock units (RSUs) at the beginning of each year having a grant date value of $110,000, provided the director satisfied the Board's attendance requirements discussed below. New directors receive stock options for 10,000 shares upon joining the Board. RSUs and options awarded to directors in January 2010 and in prior years have a five-year vesting schedule. Following the regular award of RSUs in January 2010, the vesting schedule of future RSU and option awards granted to non-employee directors was changed from five years to four years, consistent with the decision to move from a five-year vesting schedule to a four-year vesting schedule for equity awards to employees, as discussed below. Awards of stock options and RSUs are subject to forfeiture if a director leaves the Board prior to the scheduled vesting date except that such awards would accelerate in full upon a director's death or disability. Directors who are employed by the Company do not receive any additional compensation for their services as a director.

        The Board imposes a minimum meeting attendance requirement in connection with the annual awards of RSUs such that only directors who have attended at least 75% of the total number of meetings held by the Board and committees on which they served in the prior year are eligible to receive an award, except that a new director with less than six months of service in the prior year is not subject to such threshold with respect to the first grant made after becoming a director. All directors then serving satisfied the attendance requirements applicable for the 2009 awards.

        Directors can elect to defer their cash compensation into a non-qualified deferred compensation plan throughout their tenure on the Board or for certain specified deferral periods. The amounts deferred under the plan are measured by investment options that the participants may select from a variety of mutual funds of various investment categories offered under the plan. The plan for director deferrals is operated in conjunction with the deferred compensation plan for executives discussed below. The Company does not guarantee any minimum return on investments and participants receive their deferrals and related earnings following the end of the specified deferral period or earlier if they leave the Board.

        The table below shows the compensation paid to non-employee directors for 2009. Ms. Townsend, who joined the Board in April 2010, did not receive any compensation for 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Peter A. Cohen	324,000	109,995	—	433,995
Gerald J. Ford	98,000	109,995	—	207,995
David L. Kennedy	10,333	—	90,782	101,115
J. Robert Kerrey	80,000	109,995	—	189,995
Ronald O. Perelman	62,000	109,995	—	171,995
Michael J. Regan	102,000	109,995	—	211,995
Barry F. Schwartz	110,000	109,995	—	219,995
Eric M. Turner	88,000	109,995	—	197,995

(1)
Reflects cash retainers and meeting fees earned by directors for services provided during 2009.

(2)
Reflects the aggregate grant date fair value of RSUs awarded during 2009, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. The requirement under SEC rules to report the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 replaces the prior requirement to report the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all awards granted to the individual.

(3)
Reflects the aggregate grant date fair value of options awarded during 2009, computed in accordance with FASB ASC Topic 718. The fair value of the options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

        The table below shows the aggregate number of stock options and RSUs held by non-employee directors as of December 31, 2009.

Name	Stock Options (in shares)	RSUs
Peter A. Cohen	50,000	39,492
Gerald J. Ford	50,000	12,692
David L. Kennedy	10,000	—
J. Robert Kerrey	50,000	8,922
Ronald O. Perelman	50,000	12,692
Michael J. Regan	50,000	11,090
Barry F. Schwartz	50,000	12,692
Eric M. Turner	—	12,692

        All stock options shown above were awarded with a ten-year term and an exercise price equal to the fair market value of our common stock on the date of grant (determined by calculating the average of the high and low sales prices of our common stock on the trading date immediately prior to the grant date). The RSU awards shown above have a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant, and the compensation cost will be expensed over the vesting period. The grants made during 2009 consisted of (1) stock options for 10,000 shares with an exercise price of $18.02 awarded to Mr. Kennedy upon his joining the Board having a fair value at grant of $90,782 and (2) 6,289 RSUs awarded to each non-employee director then serving on January 2, 2009 having a fair value at grant of $109,995.

        The table below shows the compensation paid to Mr. Weil for service as Chairman of the Board in 2009. Since Mr. Weil is an employee director, he does not participate in the compensation program for non-employee directors. Instead his compensation is governed by the terms of the employment agreement between Mr. Weil and the Company, as described below. The compensation for 2009 for directors who were named executive officers during 2009 (Messrs. Wright and Chambrello) is included in the Summary Compensation Table below.

Name	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
A. Lorne Weil	1,631,748	1,011,684	1,012,209	1,631,748	24,302	5,311,691

(1)
Reflects the aggregate grant date fair value of the annual award of RSUs (totaling 82,857) granted under our management incentive compensation program (MICP) during 2009 based upon Mr. Weil's equity award opportunity for 2009 (i.e., 155% of his salary, with one-half of the value in the form of RSUs and one-half of the value in the form of options), computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(2)
Reflects the aggregate grant date fair value of the annual award of options (totaling 176,559) granted under the MICP during 2009 based upon Mr. Weil's equity award opportunity for 2009 (i.e., 155% of his salary, with one-half of the value in the form of RSUs and one-half of the value in the form of options), computed in accordance with FASB ASC Topic 718. The fair value of the options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(3)
The amount in the "non-equity incentive plan compensation" column reflects the cash bonus awarded for 2009 under the MICP, which was equal to 100% of Mr. Weil's salary during 2009 in accordance with the terms of his employment agreement.

(4)
The amounts indicated as "all other compensation" for 2009 include (a) employer contributions to our 401(k) retirement plan ($7,350) and (b) reimbursements for legal services provided to Mr. Weil in connection with his employment agreement ($16,952).

        The table below provides information with respect to the stock options held by Mr. Weil as of December 31, 2009.

Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
A. Lorne Weil	01/01/2001	127,000	—	2.95	12/31/2010
	12/14/2001	134,000	—	7.10	12/13/2011
	12/12/2002	119,000	—	6.16	12/11/2012
	06/23/2003	400,000	—	7.96	06/22/2010
	12/08/2003	150,000	—	15.96	12/07/2013
	12/09/2004	150,000	—	23.15	12/08/2014
	12/15/2005	75,000	—	27.68	12/14/2015
	02/27/2007	97,167	—	33.94	02/26/2017
	02/26/2008	141,470	—	21.27	02/25/2018
	02/23/2009	176,559	—	12.21	02/22/2019

        In accordance with the terms of his employment agreement, Mr. Weil's unvested options (totaling 363,036 options) became exercisable, and Mr. Weil's unvested RSUs (totaling 155,912 RSUs) vested, on December 31, 2009. The value of such options and RSUs was $413,148 and $2,268,520, respectively (calculated by multiplying the number of shares underlying such equity awards by, in the case of such RSUs, $14.55, the closing price of our common stock on December 31, 2009, and, in the case of each option, $14.55 less the option exercise price). As of December 31, 2009, Mr. Weil had a total of 459,719 vested RSUs subject to a deferral agreement such that the vested units are not expected to be issued or delivered to Mr. Weil until the first business day following December 31, 2011.

        On May 29, 2009, the Company entered into an amendment to the employment agreement with Mr. Weil, which extended the term of the agreement for an additional two years to December 31, 2013 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof). Under the terms of the amendment, (1) as is the case for 2010 and 2011, Mr. Weil's base salary during 2012 and 2013 will be $1,000,000 per annum (subject to an annual inflation adjustment as provided in the amendment), (2) during each year of the term of the amended agreement beginning with (and including) 2009, Mr. Weil will receive an annual bonus equal to 100% of his base salary for such year (with such bonus not being subject to any performance criteria and with no maximum bonus opportunity), and (3) as is the case for 2010 and 2011, Mr. Weil's annual equity awards in 2012 and 2013 will be in the form of RSUs (any such equity awards remain subject to the discretion of the Compensation Committee). In the event Mr. Weil terminates his employment other than for "good reason," in lieu of any bonus for the year of termination, Mr. Weil will receive an amount equal to his target bonus for the year of termination prorated for number of days worked in the year. The terms of the amendment were the result of arm's length negotiations. In particular, the extension to the term of Mr. Weil's employment to December 31, 2013 allows the Company to continue to benefit from Mr. Weil's extensive experience in the lottery and other gaming businesses, his overall strategic and organizational guidance and his advice on business development projects and mergers and acquisitions. The fixed annual bonus (with no maximum bonus opportunity) was negotiated in the context of the extension to the term of Mr. Weil's agreement.

        Pursuant to an amendment to his employment agreement entered into in May 2008, Mr. Weil will receive on July 1, 2011 an amount equal to the sum of his 2009 salary and target bonus, plus interest on such amount at a rate of 6% from January 1, 2010 to the date of payment (totaling $3,556,406). Mr. Weil's annual equity award opportunity will be 155% of his salary, with any such annual equity awards subject to the discretion of the Compensation Committee. Mr. Weil will be entitled to receive the benefits payable under the original terms of his agreement upon the various termination events contemplated therein, except that he will not be entitled to the severance payment that was provided under the original terms of his agreement if Mr. Weil's employment is terminated by the Company without "cause" (which includes the Company's election not to extend the term), for "good reason" by Mr. Weil (which includes his election not to extend the term) or due to "total disability" of Mr. Weil. As described above, in accordance with the May 2008 amendment, Mr. Weil's unvested equity awards accelerated as of December 31, 2009. Mr. Weil's accrued benefits under the Company's frozen supplemental executive retirement plan and amounts deferred by Mr. Weil under the Company's deferred compensation plan will be paid to Mr. Weil according to a schedule, with 50% of the total amount paid on November 1, 2009, 25% of the amount to be paid on November 1, 2010 and 25% of the amount to be paid on November 1, 2011, subject to deferral under certain circumstances. At the end of 2009, the value of Mr. Weil's accrued benefits under the SERP was $5,763,336 and his balance under the deferred compensation plan was $6,508,372.

        In the event Mr. Weil's employment is terminated by the Company without "cause," for "good reason" by Mr. Weil or due to "total disability" (as such terms are defined in the agreement), Mr. Weil will receive (1) a pro rata bonus to the extent that such bonus would have been payable had Mr. Weil remained in employment during the entire year in which the termination occurs (or, in the event of termination due to disability, the higher of his last two bonuses but not higher than his target bonus for the year of termination) prorated for number of days worked in the year ($1,631,748 if such termination occurred on December 31, 2009), (2) full vesting of his equity awards ($413,148 in respect of options and $2,268,520 in respect of RSUs if such termination occurred on December 31, 2009; however, all of his outstanding equity awards vested as of that date in any event, as described above) and (3) continued health, disability and life insurance coverage for three years or, in the event of termination due to disability, coverage through age 65 (cost of premiums and tax gross-up at 35% federal tax rate estimated at $449,820 if such termination occurred on December 31, 2009 (or $158,862 if termination was due to disability)). In the event Mr. Weil's employment is terminated by the Company without "cause" or for "good reason" by Mr. Weil within two years after a "change of control" or six months before in anticipation thereof (as such terms are defined in the agreement), Mr. Weil will receive an additional lump sum payment equal to his base salary plus the higher of his last two bonuses but not higher than his target bonus for the year of termination ($3,263,496 additional amount if such termination occurred on December 31, 2009).

        In the event Mr. Weil's employment is terminated due to the death of Mr. Weil, Mr. Weil's beneficiary or estate will receive (1) a lump sum payment equal to his base salary plus the higher of his last two bonuses but not higher than his target bonus for the year of termination ($3,263,496 if such termination occurred on December 31, 2009) and (2) full vesting of his equity awards ($413,148 in respect of options and $2,268,520 in respect of RSUs if such termination occurred on December 31, 2009; however, all of his outstanding equity awards vested as of that date in any event, as described above). In the event Mr. Weil terminates his employment other than for "good reason," Mr. Weil will receive (1) an amount equal to his target bonus for the year of termination prorated for number of days worked in the year ($1,631,748 if such termination occurred on December 31, 2009) and (2) full vesting of his equity awards ($413,148 in respect of options and $2,268,520 in respect of RSUs if such termination occurred on December 31, 2009; however, all of his outstanding equity awards vested as of that date in any event, as described above).

        Mr. Weil's agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination.

        On November 9, 2009, the Company entered into an agreement with Mr. Weil to cancel 170,000 options he held (70,000 of which had an exercise price of $3.50 per share and an expiration date of December 30, 2009 and 100,000 of which had an exercise price of $5.13 per share and an expiration date of February 27, 2010) in exchange for a cash payment of $1,892,300, representing the "spread" value of such options based on the closing price of the Company's common stock on such date ($15.59).

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during 2009, except that (a) a Form 4 was filed one day late to report the February 2009 vesting of 19,159 RSUs and the disposition of 7,992 shares to cover applicable taxes by Ira H. Raphaelson, our Vice President, General Counsel and Secretary, (b) a Form 4 was filed late to report the February 2009 award of 7,500 RSUs to Stephen L. Gibbs, our Vice President, Chief Accounting Officer and Corporate Controller, (c) a Form 4 was filed one day late to report the March 2009 award of 63,473 RSUs and 135,253 options to Mr. Wright, (d) a Form 4 was filed late to report the November 2009 distribution to Mr. Weil of 137,969 shares from Mr. Weil's account under our deferred compensation plan as contemplated by the terms of his employment agreement and (e) a Form 4 was filed late to report the November 2009 purchase of a total of 2,000 shares for Mr. Chambrello's children.

SECURITY OWNERSHIP

        The following table sets forth certain information as of April 13, 2010 as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock
	Number(1)		Percent(1)
MacAndrews & Forbes Holdings Inc. 35 East 62nd Street New York, NY 10065	26,385,737	(2)	28.04%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	11,037,131	(3)	11.73%
RS Investment Management Co. LLC 388 Market Street San Francisco, CA 94111	10,400,730	(4)	11.05%
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	9,459,411	(5)	10.05%
Schroder Investment Management North America Inc. 875 Third Avenue, 21st Floor New York, NY 10022	5,771,430	(6)	6.13%
A. Lorne Weil	2,793,368	(7)	2.92%
Peter A. Cohen	1,072,013	(8)	1.14%
Gerald J. Ford	157,942		*
David L. Kennedy	10,000		*
J. Robert Kerrey	22,573		*
Ronald O. Perelman	26,446,711	(9)	28.09%
Michael J. Regan	47,740		*
Barry F. Schwartz	80,974		*
Frances F. Townsend	0		*
Eric M. Turner	0		*
Joseph R. Wright.	216,976	(10)	*
Michael R. Chambrello	604,868		*
Jeffrey S. Lipkin	16,102		*
Ira H. Raphaelson	238,300		*
Larry Potts	123,898		*
DeWayne E. Laird(11)	1,500		*
Sally L. Conkright(12)	26,983		*
All directors and executive officers as a group (consisting of 18 persons)	32,104,605	(13)	33.05%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 13, 2010 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 13, 2010:

Mr. Weil, 1,570,196 options; Mr. Cohen, 50,000 options; Mr. Ford, 50,000 options; Mr. Kerrey, 20,000 options; Mr. Perelman, 50,000 options; Mr. Regan, 40,000 options; Mr. Schwartz, 50,000 options; Mr. Wright, 175,000 options; Mr. Chambrello, 503,473 options; Mr. Lipkin, 6,000 options; Mr. Raphaelson, 194,558 options; and Mr. Potts, 105,184 options.

(2)
Consists of 70,647 shares held by MacAndrews & Forbes Holdings Inc. and 26,315,090 shares held by SGMS Acquisition Corporation, a holding company owned by MacAndrews & Forbes Holdings Inc., whose chairman, chief executive officer and sole stockholder is Mr. Perelman. The shares so owned are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Holdings Inc. or its affiliates. A Schedule 13D was jointly filed with the SEC by MacAndrews & Forbes Holdings Inc. and SGMS Acquisition Corporation on November 26, 2003, and amended, most recently, on February 16, 2007, and a Form 4 was most recently filed with the SEC by Mr. Perelman on March 8, 2010.

(3)
Based on a Schedule 13G filed with the SEC on January 8, 2010 by BlackRock, Inc., a parent holding company for certain subsidiaries that hold shares.

(4)
Based on an amendment to a Schedule 13G jointly filed with the SEC on February 11, 2010 by RS Investment Management Co. LLC, a registered investment adviser, and its parent companies, Guardian Investor Services LLC, a registered investment adviser, and The Guardian Life Insurance Company of America, an insurance company. The Schedule 13G states that RS Investment Management Co. LLC, Guardian Investor Services LLC and The Guardian Life Insurance Company of America have shared voting and investment power with respect to the shares indicated.

(5)
Based on an amendment to a Schedule 13G filed with the SEC on April 13, 2010 by Wells Fargo and Company, a parent holding company, on its own behalf and on behalf of Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, registered investment advisers, and certain other subsidiaries. The Schedule 13G states that Wells Fargo and Company has sole voting power with respect to 7,573,074 shares, shared voting power with respect to 17,467 shares, sole investment power with respect to 9,247,350 shares and shared investment power with respect to 107,534 shares. The Schedule 13G states that Wells Capital Management Incorporated has sole voting power with respect to 1,899,462 shares and sole investment power with respect to 8,517,422 shares. The Schedule 13G states that Wells Fargo Funds Management, LLC has sole voting power with respect to 4,855,655 shares and sole investment power with respect to 13,441 shares.

(6)
Based on an amendment to a Schedule 13G filed with the SEC on February 16, 2010 by Schroder Investment Management North America Inc., an investment adviser.

(7)
Includes 1,223,172 shares subject to a pledge agreement. Mr. Weil's reported holdings do not include (a) 357,299 shares held in family trusts for which Mr. Weil does not serve as trustee and disclaims beneficial ownership and (b) 459,719 vested RSUs subject to a deferral agreement such that the vested units are not expected to be issued or delivered to Mr. Weil until the first business day following December 31, 2011.

(8)
Includes 5,900 shares held by members of Mr. Cohen's immediate family, 15,000 shares held by trusts for members of his immediate family for which Mr. Cohen serves as co-trustee, 750,000 shares held by an entity of which Ramius LLC (or an affiliate) acts as an investment advisor and 39,500 shares held by third party accounts managed by Ramius Securities, LLC. Mr. Cohen is one of four managing members of C4S & Co., LLC, which is the managing member of RCG Holdings LLC. RCG Holdings LLC is a significant shareholder of Cowen Group, Inc., which is the sole member of Ramius LLC. Mr. Cohen disclaims beneficial ownership of the securities held by affiliates of Ramius LLC and the third party accounts except to the extent of his pecuniary interest therein. On September 15, 2008, 750,000 of the shares held by the entity of which Ramius LLC (or an affiliate) acts as an investment advisor (the "Frozen Shares") were frozen in such entity's prime brokerage account as a result of Lehman Brothers International (Europe) ("LBIE") being placed in administration. LBIE, through certain of its affiliates, was a prime broker for such Ramius entity. The current status of the Frozen Shares under LBIE's administration proceedings has not been determined. The Ramius entity claims beneficial ownership over the Frozen Shares until such time a final determination concerning the Frozen Shares is made.

(9)
Includes the 26,385,737 shares reported in footnote 2 above which may be deemed to be beneficially owned by Mr. Perelman, the chairman, chief executive officer and sole stockholder of MacAndrews & Forbes Holdings Inc. Mr. Perelman's address is 35 East 62nd Street, New York, NY 10065.

(10)
Mr. Wright's reported holdings do not include 308,473 vested RSUs subject to a deferral agreement such that the vested units are not expected to be issued or delivered to Mr. Wright until on or about July 2, 2010.

(11)
Mr. Laird was among the "named executive officers" for 2009 but is no longer an executive officer.

(12)
Ms. Conkright was among the "named executive officers" for 2009 but is no longer an executive officer.

(13)
Includes 3,013,587 shares issuable upon exercise of stock options and 11,600 shares issuable upon vesting of RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

        The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is referred to in this section as the "Committee." The Committee is responsible for determining the compensation of the Company's Chief Executive Officer and other executive officers of the Company and for overseeing the Company's executive compensation and benefits programs. The Committee works directly with our Chief Human Resources Officer on the compensation program and receives recommendations from the Chief Executive Officer on compensation for other executive officers.

        The seven individuals identified in the Summary Compensation Table below, including the persons who served as Chief Executive Officer and Chief Financial Officer during 2009, are collectively referred to in this Proxy Statement as the "named executive officers."

Compensation Objectives

        The objectives of the executive compensation program are to attract and retain executive talent, foster excellent performance by executives whose contributions drive the success of the Company and create value for our stockholders. The program is structured to provide a compensation package that is competitive with the marketplace and is designed to offer rewards to executives based on Company and individual performance, encourage long-term service and align the interests of management and stockholders through incentives that encourage annual and long-term results.

Components of Compensation Program

        The principal components of the Company's compensation program consist of base salaries, annual performance-based incentive compensation, long-term incentive compensation and employment agreements that include severance and change of control arrangements.

        The following is a description of the Company's compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale	Linkage to Compensation Objectives
Base Salary	Provide fixed level of compensation	Attract and retain executive talent
Annual Incentive Compensation (cash bonuses)
Combined with salary, the target level of annual incentive compensation provides a market-competitive total cash opportunity

	Actual annual incentive compensation payout depends on Company and individual performance	Foster excellent business performance Align executive and stockholder interests by linking a portion of compensation to the annual performance of the Company Attract and retain executive talent

Element of Compensation	Rationale	Linkage to Compensation Objectives
Long-Term Incentive Compensation (stock options and performance-conditioned RSUs)	Target level of long-term incentive compensation provides a market-competitive equity opportunity	Align executive and stockholder interests by linking a portion of compensation to long-term Company performance
	Vesting of performance-conditioned RSUs subject to Company meeting financial performance criteria	Foster excellent business performance Attract and retain executive talent Encourage long-term service
Employment Agreements with Severance and Change in Control Provisions
	Severance provisions under employment agreements provide benefits to ease an employee's transition due to an unexpected employment termination by the Company due to changes in the Company's employment needs	Attract and retain executive talent Encourage long-term service

Change in control provisions under employment agreements and equity compensation plans encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes

        The Committee reviews the compensation of the Company's executives on an annual basis, taking into account such factors as competitive compensation levels, the Company's performance and the executive's responsibilities, experience and contributions. The Committee believes that a substantial portion of executive officer compensation should be tied to short-term and long-term Company performance. The Committee periodically reviews the Company's overall executive compensation program against competitive practices and trends with the assistance of an outside compensation consultant, and periodically reviews and analyzes marketplace data for comparable companies provided by such consultant. A significant percentage of executive compensation is designed to be performance-based and varies from year to year based on Company and individual performance.

        The Company's compensation policies are generally consistent with respect to the named executive officers, although there are differences in the executive officers' base salary levels, bonus opportunities and equity award opportunities based on the relative responsibilities of the positions, the executive officers' relative importance to the success of the Company and, to some extent, the terms of the executive officers' employment agreements resulting from arm's length negotiations. For example, the Chief Executive Officer has the highest base salary and bonus and equity award opportunities as a percentage of base salary among the executive officers because the Committee views his position and performance as the most critical to the success of the Company. Differences in severance benefits are largely the result of different terms in employment agreements resulting from arm's length negotiations.

Compensation Program as it Relates to Risk

        The Company's management and the Committee, with the assistance of the Committee's outside compensation consultant, periodically review the Company's compensation policies and practices, with a focus on incentive programs, to ensure that they do not encourage excessive risk taking by the Company's employees. Specifically, this review includes the cash and equity components of the Company's management incentive compensation program (MICP) (in which executives generally participate) and the Company's local cash bonus and commission plans (in which other employees participate). As discussed above, the cash bonus programs are generally designed to reward achievement of short-term results when measured against performance metrics, whereas the equity incentive program is designed to link a portion of compensation to long-term Company performance. Management and the Committee do not believe that the Company's compensation programs create risks that are reasonably likely to have a material adverse impact to the Company for the following reasons:

  •
  our incentive programs generally balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in equity and focused on long-term performance;

  •
  the MICP and many of our local bonus plans (which often "mirror" the MICP) use multiple financial performance metrics (generally not based on revenues or contract signings) that encourage executives and other employees to focus on the overall health of the business rather than a single financial measure;

  •
  a qualitative assessment of individual performance is a key component of individual compensation payments;

  •
  cash bonuses under the MICP and local bonus plans are generally capped;

  •
  executive officers and certain other key employees must obtain permission from the Company's General Counsel to sell any shares, even during an open trading period;

  •
  Board and management processes are in place to oversee risk associated with the MICP and local bonus plans, including periodic business performance reviews by management and year-to-date bonus accrual updates to the Committee; and

  •
  the Company's risk management processes—including the Company's enterprise risk management program, our Code of Business Conduct, a strong ethics and compliance function that includes suitability reviews of customers and other persons/entities with which the Company does business, internal approval processes and Legal Department review of contracts—mitigate undue risk-taking.

Succession Planning Initiatives

        In March 2009, the Company entered into an employment agreement with Jeffrey S. Lipkin, who succeeded DeWayne E. Laird as the Company's Chief Financial Officer effective April 1, 2009. Under the terms of the agreement, Mr. Lipkin's annual base salary was set at $400,000 (prorated for 2009) and his annual target bonus and maximum bonus opportunities were set at 67% and 133% of his salary, respectively, subject to a minimum bonus of $268,000 for 2009. Mr. Lipkin received a sign-on bonus of $385,000 and sign-on equity awards consisting of 30,000 stock options (with an exercise price of $12.41, representing the market value of our stock on the date of grant (determined by calculating the average of the high and low sales prices of our common stock on the trading day immediately prior to the date of grant), and a ten-year term) and 40,000 RSUs, which awards have a five-year vesting schedule. The agreement provides that, beginning in 2010, Mr. Lipkin is entitled to receive annual equity awards in the discretion of the Committee, provided that he receives equity awards in 2010 with an aggregate value of not less than 95% of his salary. The terms of Mr. Lipkin's employment agreement were the result of arm's length negotiations. The Committee recognized that, although Mr. Lipkin's salary is less than the other named executive officers (including his predecessor) who have had several years to demonstrate leadership in their respective positions, the Committee would have the opportunity to increase Mr. Lipkin's salary after he had an opportunity to demonstrate his skills and value to the Company. Mr. Lipkin's bonus opportunities were set at the same percentage level as the bonus opportunities of the senior executives of the Company just below the Chief Executive Officer (and former Chief Operating Officer). The sign-on cash and equity compensation and the guaranteed minimum bonus for 2009 were approved in recognition that Mr. Lipkin forfeited the opportunity for substantial cash and equity compensation from his former employer upon joining the Company.

        Under the terms of a separation agreement, Mr. Laird agreed to provide transition assistance and perform such other duties requested by the Company until Mr. Laird's employment terminated on June 26, 2009. Mr. Laird received certain separation benefits, including $438,960 representing a pro rata bonus for 2009 (at maximum bonus opportunity), $350,000 representing a special separation payment and full vesting of his options and RSUs. The value of such options and RSUs was $175,012 and $1,363,632, respectively (calculated by multiplying the number of shares underlying such equity awards by, in the case of such RSUs, $16.22, the closing price of our common stock on June 26, 2009 (the day such awards vested), and, in the case of each option, $16.22 less the option exercise price). The pro rata bonus for 2009 and the vesting of his equity awards were contemplated upon Mr. Laird's retirement under the terms of Mr. Laird's employment agreement. The Committee approved the special separation payment in recognition of Mr. Laird's long service with the Company and in light of Mr. Laird's standard general release of claims against the Company and the cooperation and other covenants in favor of the Company set forth in the separation agreement. As contemplated by the Company's frozen supplemental executive retirement plan, Mr. Laird received $3,128,982 representing the value of his accrued benefit under such plan.

        The Company entered into an amendment to its employment agreement with Mr. Wright in connection with his retirement as of December 31, 2009. Under the terms of the amendment, Mr. Wright received $1,000,000 representing a bonus for 2009 in lieu of any bonus Mr. Wright would have otherwise been entitled to for 2009, and will receive a special payment of $2,500,000 by December 15, 2010. All unvested RSUs (other than RSUs granted in connection with Mr. Wright's service on the Board) held by Mr. Wright vested as of the retirement date and the underlying shares in respect of such units (together with the underlying shares in respect of all vested RSUs held by Mr. Wright which had not been delivered as of the retirement date) will be delivered on or about July 2, 2010. Assuming the vested RSUs were delivered on December 31, 2009, the value was $3,688,032 (calculated by multiplying the number of shares underlying such RSUs by $14.55, the closing price of our common stock on December 31, 2009). All vested stock options granted to Mr. Wright on or after April 15, 2008 will remain exercisable until December 31, 2012. All unvested stock options (other than stock options granted in connection with Mr. Wright's service on the Board) were forfeited by Mr. Wright (or a total of 510,253 unvested options). The Company agreed to reimburse Mr. Wright for the costs he incurs for three years in obtaining benefits that are reasonably comparable to the benefits he would have received under the Company's medical, disability and life insurance benefit plans (such costs estimated at approximately $103,508). As a condition to receiving such payments and benefits, Mr. Wright executed a standard release agreement with the Company, which contains, in addition to the release, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company for a period of 24 months after his retirement date.

        On March 5, 2009, the Company entered into a separation agreement with Sally L. Conkright, Vice President, Administration, in connection with her resignation. Under the terms of the agreement, Ms. Conkright received certain separation benefits, including $745,149 as a severance payment (of which 50% was payable on or around September 7, 2009 and the remainder was paid over a six-month period beginning on September 7, 2009). Ms. Conkright also received under the terms of her separation agreement $298,149 as a 2008 bonus (which was equal to her target bonus opportunity), $150,000 as a 2009 bonus in recognition of her work on a budget task force, up to $40,000 on an after-tax basis for outplacement counseling, up to $10,000 as reimbursement for moving expenses and full vesting of her equity awards. The value of such options and RSUs was $0 and $307,767, respectively (calculated by multiplying the number of shares underlying such equity awards by, in the case of such RSUs, $11.35, the closing price of our common stock on March 5, 2009 (the day such awards vested), and, in the case of each option, $11.35 less the option exercise price). In addition, Ms. Conkright's COBRA premiums for health and dental coverage were paid by the Company for 18 months following her separation. As a condition to receiving such payments and benefits, Ms. Conkright executed a standard release agreement with the Company, which contains, in addition to the release, covenants imposing on her certain obligations with respect to confidentiality and proprietary information, and restricting her ability to engage in certain activities in competition with the Company for a period of 18 months after her resignation date.

Base Salary

        The salary levels of the Company's executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer's responsibilities, experience and contributions and internal equity. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably.

        The named executive officers received salary increases for 2009 as shown below:

Executive	Salary Increases	Effective Date	New Salary Rate
Mr. Wright	250,000	01/01/2009	$1,250,000
Mr. Raphaelson	29,500	02/01/2009	619,500
Mr. Potts	22,500	01/01/2009	469,500
Mr. Laird	10,236	01/01/2009	658,111

        Mr. Wright's 2009 salary increase was provided pursuant to the terms of his employment agreement. The 2009 salary increases for Messrs. Raphaelson and Potts were provided in connection with amendments to their employment agreements in October 2008 that extended the term of their employment agreements for an additional three years. The 2009 salary increase for Mr. Laird reflected an inflation adjustment of approximately 1.58%, which was provided in accordance with the terms of his employment agreement. Mr. Chambrello determined to forgo the 2009 inflation-based increase to his salary to which he was entitled under the terms of his employment agreement.

        The named executive officers received salary increases for 2010 as shown below:

Executive	Salary Increase	Effective Date	New Salary Rate
Mr. Lipkin	$50,000	02/01/2010	$450,000

        The 2010 salary increase for Mr. Lipkin was provided upon the recommendation of the Chief Executive Officer in connection with Mr. Lipkin's promotion to Senior Vice President, for internal equity considerations and in light of a qualitative assessment of Mr. Lipkin's performance during 2009. In particular, the Chief Executive Officer and the Committee took into account Mr. Lipkin's role in the improvement in the Company's cash flow and liquidity position during 2009, including the effective management of liquidity concerns related to our convertible debentures and the earn-out payable in connection with our 2006 acquisition of Global Draw, as well as the completion of a number of financing transactions that extended the weighted average maturity of the Company's debt from approximately 3.1 years to approximately 5.2 years. Mr. Chambrello determined to forgo the 2010 inflation-based increase to his salary to which he was entitled to under the terms of his employment agreement.

Annual Incentive Compensation

        The Company's executive officers are eligible to receive annual cash bonuses under the Company's management incentive compensation program (MICP), which provides bonus opportunities based on the Company's overall performance relative to financial targets approved for a given fiscal year, the financial performance of individual business units of the Company for executives directly involved with the operation of those units, and an assessment of the executive's performance and contribution relative to individual goals and objectives, including factors not quantitatively measurable by financial results.

        If the financial performance targets are met or exceeded, participants are eligible to receive cash bonuses based on a pre-established target percentage of their base salaries which, for senior executives, ranges from a target percentage of 50% of base salary to 100% of base salary.

        With respect to 2009, the Committee made certain changes to the cash bonus program under the MICP, including using "adjusted EBIT" (as defined below) in lieu of adjusted EBITDA as a financial performance measure in order to take into account depreciation and amortization expense (including charges taken in connection with the write-off of investments) in determining bonuses. In addition, upon the recommendation of the former Chief Executive Officer based on his view of an appropriate alignment between bonus payouts and Company performance in the context of the increased focus on cost savings during 2009 and the difficult economic environment, the Committee enhanced both the downside risk and the upside potential of 2009 bonuses through a recalibration of payout percentages and target levels. In particular, no portion of the 2009 bonus attributable to a particular financial measure would be payable unless at least 85% of the budgeted amount was achieved, and the payout percentage at this threshold level would be 35% of an executive's target bonus opportunity. Payout of 50% of the portion of the target bonus opportunity attributable to a particular financial measure would require achievement of 100% of the budgeted amount of such financial measure. Payout of 100% of the portion of the target bonus opportunity attributable to a particular financial measure would require achievement of 110% of the budgeted amount of such financial measure. Payout of 200% of the portion of the target bonus opportunity attributable to a particular financial measure would require attainment of 130% of the budgeted amount. The cap on potential bonus awards in 2009 was eliminated such that bonuses above 200% of an executive's target bonus opportunity would be possible in the event of extraordinary performance. Prorated payouts would be awarded for achievement between the various target levels. Under the terms of their employment agreements, for 2009, Mr. Wright was entitled to a minimum bonus of $500,000 (or 40% of his base salary) and Mr. Lipkin was entitled to a minimum bonus of $268,000 (or 67% of his base salary).

        Accordingly, the named executive officers had the following bonus opportunities under the MICP for 2009:

Executive	Threshold Bonus Opportunity (as a % of Base Salary)	Target Bonus Opportunity (as a % of Base Salary)
Mr. Wright	40.0%	100.0%
Mr. Chambrello	35.0%	100.0%
Mr. Lipkin	67.0%	67.0%
Mr. Raphaelson	23.3%	66.7%
Mr. Potts	23.3%	66.7%
Mr. Laird	23.3%	66.7%
Ms. Conkright	23.3%	66.7%

        The bonus amounts for the named executive officers are determined based on attainment of corporate financial performance targets set for the year, subject to the Committee adjusting an award based on individual performance or other factors. For 2009, the financial performance of the Company was measured by the attainment of adjusted EBIT and free cash flow targets established for the year (with the financial performance component of an executive's bonus opportunity being weighted one-half for adjusted EBIT and one-half for free cash flow). "Adjusted EBIT" was defined as net income plus income tax expense, interest expense, other expense (income), loss (gain) on early extinguishment of debt and stock compensation expense, subject to certain adjustments in the discretion of the Committee to exclude the impact of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company (such as certain restructuring and severance costs, write downs or impairment of assets, or business acquisitions (and earn-out payments in respect thereof)). "Free cash flow" was defined as adjusted EBIT plus depreciation and amortization less capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures), subject to certain adjustments in the discretion of the Committee to exclude the impact of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company (such as the items described above).

        The adjusted EBIT targets set at the beginning of 2009 for corporate financial performance were $190.2 million as the 35% payout level (i.e., "threshold" level), $223.7 million as the 50% payout level, $245.9 million as the 100% payout level (i.e., "target" level) and $290.8 million as the 200% payout level. The free cash flow targets set at the beginning of 2009 for corporate financial performance were $143.9 million as the 35% payout level (i.e., "threshold" level), $169.4 as the 50% payout level, $186.3 million as the 100% payout level (i.e., "target" level) and $220.2 million as the 200% level. The 2009 results approved by the Committee for purposes of determining bonuses were $177.4 million in adjusted EBIT (which excluded, among other items, the impact of a charge taken in connection with our racing and venue management businesses held for sale, certain employee termination and severance costs, certain sign-on and guaranteed bonuses approved by the Committee, certain merger and acquisition transaction expenses, certain restructuring advisory fees, a property tax settlement and legal expenses in connection with the Italy instant ticket tender process), which was below the threshold level for a payout for this component of the bonus, and $161.0 million in free cash flow, which resulted in a 45% payout for this component of the bonus.

        Based on the foregoing and after considering the recommendations of the Chief Executive Officer (other than with respect to Mr. Chambrello's own bonus) and the Committee's own evaluation of each executive's performance and his relative contribution to the Company's overall performance, the Committee approved bonuses for 2009 as shown below:

Executive	Bonus Award	Award as a % of Target Bonus	Award as a % of Salary
Mr. Wright	$1,000,000	80.0%	80.0%
Mr. Chambrello	206,017	22.5%	22.5%
Mr. Lipkin	325,000	121.3%	81.3%
Mr. Raphaelson	92,602	22.5%	14.9%
Mr. Potts	85,000	27.1%	18.1%
Mr. Laird	438,960	100.0%	66.7%
Ms. Conkright	150,000	50.3%	33.6%

        Mr. Wright's bonus was required under the terms of the October 2009 amendment to his employment agreement. Mr. Lipkin's bonus reflected an amount guaranteed under his employment agreement ($268,000) plus an additional amount ($57,000) upon the recommendation of the Chief Executive Officer in light of a qualitative assessment of Mr. Lipkin's performance during 2009, particularly his role in the improvement in the Company's cash flow and liquidity position and the completion of a number of financing transactions that extended the weighted average maturity of the Company's debt, as described in more detail above. Mr. Potts' bonus reflected the amount payable under the MICP based on corporate performance ($70,460) plus a special bonus of $14,540 upon the recommendation of the Chief Executive Officer in light of Mr. Potts' enhanced role in the areas of quality assurance oversight and game programming. As required under the terms of their separation agreements, Mr. Laird and Ms. Conkright received $438,960 and $150,000, respectively, representing bonuses for 2009.

        With respect to 2010, upon the recommendation of the Chief Executive Officer, the Committee determined to revise the payout percentages and target levels. As was the case for 2009, no portion of the 2010 bonus attributable to a particular financial measure will be payable unless at least 85% of the budgeted amount is achieved, and the payout percentage at this threshold level will be 35%. Payout of 100% of the portion of the bonus attributable to a particular financial measure would require achievement of 100% of the budgeted amount of such financial measure (compared to 110% of the budgeted amount in 2009). Payouts would be capped at 200% of the portion of the bonus attributable to a particular financial measure, and this maximum payout would require attainment of 114% of the budgeted amount (compared to 130% of the budgeted amount in 2009). Prorated payouts would continue to be awarded for achievement between the various target levels. The Chief Executive Officer and the Committee believe this revised payout structure will further incentivize participants to achieve realistic, yet relatively difficult, financial performance targets while maintaining the focus on managing incentive compensation costs in a difficult economic environment.

        In addition, upon the recommendation of the Chief Executive Officer and the Chief Financial Officer, the Committee determined that the free cash flow performance measure used in determining bonuses for 2010 would be calculated by subtracting capital expenditures from a revised definition of adjusted EBITDA that is substantially based on the definition of "consolidated EBITDA" in the Company's credit agreement and that will be used in the Company's earnings releases, subject to certain additional adjustments in the discretion of the Committee (e.g., to take into account acquisitions, divestitures, sign-on or guaranteed bonuses approved by the Committee and accounting changes during the year). In addition, the adjusted EBIT performance measure used in determining bonuses for 2010 will be subject to the same adjustments used to determine this revised definition of adjusted EBITDA, subject to the foregoing additional adjustments in the discretion of the Committee. These changes were approved by the Committee in order to substantially conform the adjustments used to determine EBITDA and EBIT for purposes of the bonus program to the adjustments used to determine EBITDA for purposes of the Company's earnings releases and the Company's compliance with the financial covenants contained in its credit agreement.

Long-Term Incentive Compensation

        The Company's executive officers receive long-term incentive awards, such as stock options and RSUs, under the stockholder-approved 2003 Incentive Compensation Plan, as amended (the "2003 Incentive Compensation Plan") that link their compensation with the long-term performance of the Company, align their interests with stockholders and encourage long-term service. Each year, executives have the opportunity to receive equity awards based on a formula approved by the Committee. Under the current equity award opportunity guidelines, participants in the MICP are eligible to receive a number of shares having an aggregate value equal to a designated percentage of base salary (with the actual award determined in the discretion of the Committee). The equity award opportunity is determined based on the participant's bonus award opportunity as shown below for the named executive officers:

Executive	Target Bonus Opportunity (Value as a % of Salary)	Equity Award Opportunity (Value as a % of Salary)
Mr. Wright	100.0%	155%
Mr. Chambrello	100.0%	150%
Mr. Lipkin	67.0%	95%
Mr. Raphaelson	66.7%	95%
Mr. Potts	66.7%	95%
Mr. Laird	66.7%	95%
Ms. Conkright	66.7%	95%

        With respect to the annual equity award opportunity for 2009, as in prior years, the Committee determined that one-half of the value would be granted in stock options and one-half in RSUs based on the fair value of the awards at the time of grant. The awards vest over a period of five years subject to the satisfaction of financial performance criteria in the case of the RSUs granted to the named executive officers and certain other senior officers. The Committee determined to award half of the value of the annual equity opportunity in the form of stock options because it believes it is important for a portion of the equity opportunity of the executive officers to be linked to creating value for the Company's stockholders. Because the stock options are granted with an exercise price that is equal to the market price of our common stock on the date of grant, the executive officer will only realize value on the stock options if our stockholders realize value on their shares. The Committee determined to award the other half of the value of the annual equity opportunity in the form of RSUs because the Committee believes that RSUs encourage long-term service since, upon vesting of these units, the executive will receive value regardless of stock price volatility. The Committee believes RSUs also help to align the interests of our executive officers with those of our stockholders since the value of the shares underlying the RSUs appreciates as the Company's stock price increases. The Committee also considered that awards of RSUs utilize fewer shares under the Company's equity compensation plan than option awards with an equivalent value. This evenly split allocation of value among stock options and RSUs is based on the Committee's assessment of an appropriate balance of the foregoing objectives and in light of the recommendation of the Committee's outside compensation consultant, which was based in part on its assessment of market practice for allocating between different forms of equity incentive compensation.

        For the 2009 annual equity award, the Committee determined to reduce the equity award opportunities of the named executive officers and other eligible MICP participants to 80% of their specified percentage of salary (representing a 20% reduction in value compared to the 2008 annual equity award) in light of a review of market practices conducted by the Company's outside compensation consultant and the limited number of shares available for grant under the Company's equity plan in the context of the Company's lower stock price and the current value-based guidelines (i.e., where awards are granted with a value equal to a specified percentage of a participant's salary). In February 2009, each of the named executive officers received annual equity awards based on such officer's equity award opportunity, subject to such 20% reduction. The number of options and RSUs comprising the annual equity awards for 2009 is set forth below:

Executive	Date of Grant	Equity Awards	Vesting Schedule
Mr. Wright	02/23/2009	135,253 options and 63,473 RSUs	5.0 years
Mr. Chambrello	02/23/2009	95,877 options and 44,994 RSUs	5.0 years
Mr. Lipkin	—	—	—
Mr. Raphaelson	02/23/2009	41,084 options and 19,280 RSUs	5.0 years
Mr. Potts	02/23/2009	31,136 options and 14,612 RSUs	5.0 years
Mr. Laird	02/23/2009	43,644 options and 20,482 RSUs	5.0 years
Ms. Conkright	—	—	—

        Mr. Lipkin and Ms. Conkright were not eligible to receive annual equity awards during 2009.

        The annual RSUs approved for the named executive officers were subject to achievement of 2009 financial performance criteria (any one of revenue of at least $895.6 million, free cash flow of at least $135.5 million or adjusted EBIT of at least $179.0 million). In February 2010, the Committee determined that the performance condition had been met, resulting in the vesting of the first installment of these awards. The balance of these awards vests in 20% increments on each of the second through fifth anniversaries of the grant date, subject to service requirements.

        In addition, special or non-recurring awards were awarded during 2009 as set forth below:

Executive	Date of Grant	Equity Awards	Vesting Schedule
Mr. Wright	03/24/2009	25,000 RSUs	5.0 years
Mr. Lipkin	04/01/2009	30,000 options and 40,000 RSUs	5.0 years

        Mr. Wright's RSUs were scheduled to vest over a period of five years subject to the satisfaction of financial performance criteria and were awarded to provide substantial parity with the number of performance-based RSUs awarded to the Company's Chairman of the Board. The options and RSUs awarded to Mr. Lipkin were granted as a sign-on award pursuant to the terms of his employment agreement, as described above.

        The value of the awards granted to the named executive officers in 2009 is shown in the "Grants of Plan-Based Awards" table below.

        In light of the approval by our stockholders at the 2009 annual meeting of stockholders of an additional 2,000,000 shares reserved under the 2003 Incentive Compensation Plan and a review of the Company's current equity award dilution and annual "run rate" (i.e., the number of shares underlying equity awards awarded per year, expressed as a percentage of outstanding shares), the Committee, upon the recommendation of management, approved 2010 annual equity awards (awarded in February 2010) based on the traditional formula (i.e., without the 20% discount that applied in 2009). A special award of 20,000 RSUs was awarded to Mr. Lipkin in February 2010 in connection with his promotion to Senior Vice President and in light of the qualitative assessment of Mr. Lipkin's performance during 2009 as described above.

        Beginning with the 2010 annual and special equity awards described above, the Committee determined to reduce the vesting period of equity awards from five years to four years, based on the recommendation of management and the analysis of the Committee's outside compensation consultant that indicated that equity awards granted by companies comprising the Company's peer group are generally subject to four-year or three-year graded vesting for both options and RSUs.

Supplemental Executive Retirement Plan

        As part of the Committee's continuing review of executive compensation and benefits, the Committee discontinued the Company's Supplemental Executive Retirement Plan (SERP) as of the end of 2005. Benefit accruals for the SERP's four participants were frozen at amounts calculated at the end of 2005. The amounts are fully vested and credited for interest at a rate of 4% per annum, compounded annually, from the period from December 31, 2005 through distribution. Mr. Laird received payout of his final account balance of $3,128,982 on December 29, 2009 pursuant to the terms of his separation agreement. Mr. Weil is the only employee with a balance remaining in the plan. Additional information regarding the SERP and the amounts credited during 2009 is shown in the section below titled "Supplemental Executive Retirement Plan."

Retirement Plans

        Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Under the plan, eligible employees of the Company and our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the IRS (maximum contributions of $16,500 for 2009). Prior to early 2009, the Company made matching contributions of 50 cents on the dollar for the first 6% of participant contributions (for a match of up to 3% of eligible compensation). In early 2009, the Committee approved an amendment to the 401(k) plan to reduce the Company's matching contributions to 25 cents on each dollar for the first 6% of participant contributions for a match of up to 1.5% of eligible compensation. Effective January 1, 2010, a portion of the 2009 reduced matching contribution was restored such that the Company's matching contributions are currently 37.5 cents on each dollar for the first 6% of participant contributions for a match up to 2.25% of eligible compensation.

        We also have a non-qualified deferred compensation plan that enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their cash bonus under the MICP during their employment or for certain specified minimum deferral periods. Non-employee directors may also defer their director fees and other cash compensation payable for director services under this plan. The Company does not make any matching or profit sharing contributions under this plan. Accounts are maintained for participants, who elect to have their deferrals mirror the performance of investment options that we may offer from time to time. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under rules of the IRS and remain part of the Company's general assets until distributed to the participants. The value of participant deferrals is based solely on the performance of the investment options that they select. The Company does not guarantee any minimum return on those investments.

        Additional information regarding the non-qualified deferred compensation plan and the amounts contributed by the named executive officers is shown in the section below titled "Non-Qualified Deferred Compensation."

Role of Compensation Consultant

        The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has in the past retained Mercer LLC ("Mercer") as its outside compensation consultant. In October 2009, the Committee determined to instead engage Compensation Advisory Partners LLC, as the consultant from Mercer that had traditionally worked with the Committee moved to Compensation Advisory Partners LLC. In addition, the Committee believed this change would eliminate any appearance that the advice received from its outside compensation consultant is not independent, since Compensation Advisory Partners LLC provides no services to the Company other than those provided to the Committee, whereas Mercer has been engaged by management to provide health and welfare, pension and general compensation consulting services ("Other Services") to the Company (with the fees for such Other Services provided during 2009 totaling approximately $282,000). The Committee was aware of, but did not separately approve, the engagement of Mercer to provide the Other Services. Mercer and Compensation Advisory Partners LLC were paid approximately $116,697 and $10,097, respectively, for consulting in connection with executive and director compensation during 2009.

        Compensation Advisory Partners LLC and/or Mercer assisted the Committee during 2009 by:

  •
  reviewing the Company's overall executive compensation program and providing observations on program design, pay philosophy, pay levels and incentive pay mix;

  •
  reviewing and providing recommendations with respect to the composition of companies in the Company's peer groups for purposes of assessing the competitive position of compensation of key executives of the Company, as described in more detail below; and

  •
  assessing the company's executive compensation structure and the Company's equity grant practices in light of general market practice.

        Representatives of the Committee's compensation consultant generally attend meetings of the Committee, are available to participate in executive sessions and also communicate directly with the Committee chairman or its members outside of meetings. The compensation consultant reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work.

        During 2009, at the request of the Committee, Mercer conducted a periodic review of the companies comprising the Company's peer group for purposes of comparing executive compensation. Based on this review, Mercer recommended revising the peer group to include companies based on the following criteria: (1) direct competitors (gaming companies); (2) technology companies; and (3) 50 general industry companies with revenues generally ranging from $500 million to $2 billion, or approximately 50% to 200% of the Company's consolidated revenues. Based on these criteria, Mercer recommended, and the Committee approved, a peer group comprised of six gaming companies (Bally Technologies, Inc., Boyd Gaming Corporation, International Game Technology, Penn National Gaming, Inc., Pinnacle Entertainment, Inc. and WMS Industries Inc.) and five technology companies (Affiliated Computer Services, Inc., Fiserv, Inc., Mentor Graphics Corporation, Quest Software, Inc. and Verisign, Inc.), along with 50 general industry companies with revenues generally ranging from $500 million to $2 billion.

Equity Grant Practices

        The Committee generally grants equity awards, including stock options and RSUs, at regularly scheduled meetings which are normally scheduled in the prior year. The exercise price for option grants is determined by calculating the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. An award that is approved for a new hire would generally not be deemed granted until the date the employee begins employment. As an administrative convenience, the Committee has delegated to the Chief Executive Officer the authority to grant awards to new hires and other employees who are not executive officers in between Committee meetings, within designated award levels, subject to reporting to the Committee at the Committee's next scheduled meeting.

Employment Agreements; Severance and Change in Control Arrangements

        We have entered into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are desirable as a means to attract executive talent, to encourage long-term service, to obtain a measure of assurance as to the executive's continued employment in light of prevailing market competition, to impose the restrictive covenants described above and, where practicable, to provide comparable severance and other terms and conditions to similarly situated executives.

        The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive's transition in the event of an unexpected termination by the Company due to changes in the Company's employment needs. Severance provisions that are included in the agreements do not generally enhance an employee's current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.

        The employment agreements with our named executive officers provide for enhanced severance payments if their employment were terminated in connection with a change in control (as defined in the agreements). The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes, allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security and are generally not triggered in connection with a change in control unless an executive's employment is terminated without "cause" or the executive terminates for "good reason" within certain timeframes.

        The Company has change in control provisions in its equity compensation plans such that unvested stock options and other equity awards would generally accelerate upon a change in control (as defined in the plans). These provisions apply to all plan participants. The Committee believes that these provisions are appropriate since an employee's position could be adversely affected by a change in control even if he or she is not terminated.

        For further details about the agreements with the named executive officers, see the section titled "Potential Payments upon Termination or Change in Control" below.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

        In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, which limits a public company's tax deduction for certain compensation in excess of $1 million paid to the chief executive officer and certain of the other highest paid executive officers. The Committee has taken steps so that annual bonuses as well as stock options and RSUs granted to senior executive officers will generally qualify as

"performance-based" compensation, which is excluded from the $1 million deductibility cap imposed under Section 162(m). Some forms of compensation, however, such as salary, guaranteed minimum bonuses and RSUs awarded without performance-based vesting conditions, do not qualify for tax deductibility in amounts in excess of $1 million per year. While the Committee seeks to take advantage of favorable tax treatment in implementing the Company's executive compensation programs, the Committee will authorize compensation that does not qualify for tax deductibility if the Committee believes it is necessary or appropriate to give priority to other objectives of the Company.

Accounting Considerations

        The Committee considers the accounting implications with respect to the executive compensation program including the estimated cost for financial reporting purposes of equity compensation as well as the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Peter A. Cohen, Chairman David L. Kennedy J. Robert Kerrey Barry F. Schwartz

Summary Compensation Table

        The table below shows the compensation of the former Chief Executive Officer who served until December 31, 2009, the Chief Financial Officer, the other three highest paid executive officers who were serving as executive officers holding the positions beneath their names as of December 31, 2009, the former Chief Financial Officer who served in such capacity until March 31, 2009, and a former executive officer who was not employed by the Company as of December 31, 2009, but would have been considered a named executive officer otherwise. These seven individuals are the named executive officers for 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
Joseph R. Wright(5)	2009	1,250,000	—	1,140,505	775,403	—	3,515,288	6,681,196
Former Chief Executive Officer	2008	666,667	—	6,261,218	6,366,764	666,667	88,379	14,049,695
and Vice Chairman
Jeffrey S. Lipkin(6)	2009	303,077	385,000	496,400	180,028	325,000	1,433	1,690,938
Vice President and Chief
Financial Officer
Michael R. Chambrello(7)	2009	915,630	—	549,377	549,661	206,017	6,238	2,226,923
President and Chief Operating	2008	915,630	100,000	2,568,983	549,366	386,396	6,900	4,527,275
Officer	2007	883,301	—	529,973	588,729	698,518	6,750	2,707,271
Ira H. Raphaelson	2009	619,386	—	235,409	235,534	92,602	5,861	1,188,792
Vice President and	2008	590,000	50,000	734,754	280,249	166,070	6,900	1,827,973
General Counsel	2007	590,000	—	789,343	311,314	414,940	6,750	2,112,347
Larry Potts	2009	469,500	—	178,413	178,502	85,000	5,469	916,884
Vice President and Chief
Compliance Officer
DeWayne E. Laird(8)	2009	372,086	—	250,085	250,210	—	794,979	1,667,360
Former Vice President and Chief	2008	647,875	—	307,734	307,740	116,180	6,900	1,386,429
Financial Officer	2007	625,000	—	1,484,773	329,781	439,555	6,750	2,885,859
Sally L. Conkright(9)	2009	199,431	—	—	—	—	1,277,051	1,476,482
Former Vice President,
Administration

(1)
The amounts in the "non-equity incentive plan compensation" column reflect the performance bonuses awarded for 2009 under our management incentive compensation program (MICP). The amounts in the "bonus" column reflect a sign-on bonus awarded to Mr. Lipkin in 2009 under the terms of his employment agreement and special bonuses awarded to Messrs. Chambrello and Raphaelson for 2008.

(2)
The amounts in the "stock awards" column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. The requirement under SEC rules to report the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 replaces the prior requirement to report the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all awards granted to the individual. Prior year amounts were restated to reflect the new requirement.

(3)
The amounts in the "option awards" column reflect the aggregate grant date fair value of the options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. The requirement under SEC rules to report the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 replaces the prior requirement to report the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all awards granted to the individual. Prior year amounts were restated to reflect the new requirement.

(4)
The amounts indicated as "all other compensation" for 2009 include the following:

(a)
Employer contributions to 401(k) retirement plan: Mr. Wright, $5,288; Mr. Lipkin, $1,433; Mr. Chambrello, $6,238; Mr. Raphaelson, $5,861; Mr. Potts, $5,469; Mr. Laird, $6,019; and Ms. Conkright, $2,579.

(b)
For Mr. Wright, the following amounts contemplated under the terms of the October 2009 amendment to his employment agreement: a bonus for 2009, $1,000,000; a special payment to be made between July 2, 2010 and December 15, 2010, $2,500,000; and reimbursement for legal services provided to Mr. Wright, $10,000.

(c)
For Mr. Laird, the following amounts contemplated under the terms of his separation agreement: a pro rata bonus for 2009 at maximum opportunity, $438,960; and a special separation payment, $350,000.

(d)
For Ms. Conkright, the following amounts contemplated under the terms of her separation agreement: a severance payment, $745,149; a bonus for 2008, $298,149; a bonus for 2009, $150,000; reimbursement of up to $40,000 for outplacement services on an after-tax basis, $71,174; and reimbursement for moving expenses, $10,000.

The amounts indicated as "all other compensation" for 2008 include the following:

(a)
Employer contributions to 401(k) retirement plan: Mr. Wright, $1,819; Mr. Laird, $6,900; Mr. Chambrello, $6,900; and Mr. Raphaelson, $6,900.

(b)
Director fees earned by Mr. Wright in his capacity as a non-employee director during 2008, $34,000.

(c)
Reimbursements for legal services provided to Mr. Wright in connection with his employment agreement, $30,000.

(d)
Costs attributable to the personal use by Mr. Wright of a car and driver provided by the Company, $22,560 (estimated based on the Company's costs associated with the car and driver, including salary and other employment costs relating to the driver).

The amounts indicated as "all other compensation" for 2007 include employer contributions to 401(k) retirement plan: Mr. Laird, $6,750; Mr. Chambrello, $6,750; and Mr. Raphaelson, $6,750.

(5)
Mr. Wright became employed on May 1, 2008 and became the Chief Executive Officer on January 1, 2009. The compensation shown for Mr. Wright for 2008 reflects amounts paid to him for a partial year of employment. Director RSU awards of $110,018 are included in the 2008 Stock Awards column, as they were granted to Mr. Wright in January 2008 in his capacity as a non-employee director. Mr. Wright was among the named executive officers for 2009 (serving as Chief Executive Officer through December 31, 2009) but is no longer an executive officer.

(6)
Mr. Lipkin became the Chief Financial Officer on April 1, 2009. The compensation for Mr. Lipkin reflects amounts paid to him for a partial year of employment as well as sign-on cash and equity awards.

(7)
Mr. Chambrello served as President and Chief Operating Officer during 2009 and succeeded Mr. Wright as Chief Executive Officer on January 1, 2010.

(8)
Mr. Laird was among the "named executive officers" for 2009 (serving as Chief Financial Officer through March 31, 2009) but is no longer an executive officer.

(9)
Ms. Conkright was among the "named executive officers" for 2009 (serving as Vice President, Administration, through March 5, 2009) but is no longer an executive officer.

 Grants of Plan-Based Awards for Fiscal Year 2009

        The table below provides information regarding the performance bonuses, stock options and RSUs granted to the named executive officers during 2009.

						Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(6)
									Exercise or Base Price of Option Awards ($/Sh)(5)
		Compensation Committee (or Board) Meeting Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Joseph R. Wright	—	—	500,000	1,250,000	—	—	—	—	—	—
	02/23/2009	02/23/2009	—	—	—	63,473	—	—	—	775,005
	02/23/2009	02/23/2009	—	—	—	—	—	135,253	12.21	775,403
	03/24/2009	03/24/2009	—	—	—	25,000	—	—	—	365,500
Jeffrey S. Lipkin	—	—	268,000	268,000	—	—	—	—	—	—
	04/01/2009	03/01/2009	—	—	—	—	40,000	—	—	496,400
	04/01/2009	03/01/2009	—	—	—	—	—	30,000	12.41	180,028
Michael R. Chambrello	—	—	320,471	915,630	—	—	—	—	—	—
	02/23/2009	02/23/2009	—	—	—	44,994	—	—	—	549,377
	02/23/2009	02/23/2009	—	—	—	—	—	95,877	12.21	549,661
Ira H. Raphaelson	—	—	144,048	411,567	—	—	—	—	—	—
	02/23/2009	02/23/2009	—	—	—	19,280	—	—	—	235,409
	02/23/2009	02/23/2009	—	—	—	—	—	41,084	12.21	235,534
Larry Potts	—	—	109,605	313,157	—	—	—	—	—	—
	02/23/2009	02/23/2009	—	—	—	14,612	—	—	—	178,413
	02/23/2009	02/23/2009	—	—	—	—	—	31,136	12.21	178,502
DeWayne E. Laird	—	—	153,636	438,960	—	—	—	—	—	—
	02/23/2009	02/23/2009	—	—	—	20,482	—	—	—	250,085
	02/23/2009	02/23/2009	—	—	—	—	—	43,644	12.21	250,210

(1)
The amounts shown under the column "estimated future payouts under non-equity incentive plan awards" represent the performance bonus opportunity approved for 2009 for each of the named executive officers under the MICP. The actual amounts awarded under the program for 2009 are shown in the "Summary Compensation Table" above under the "non-equity incentive plan compensation" column. There were no maximum amounts for these awards during 2009. See discussion under "Compensation Discussion and Analysis—Annual Incentive Compensation." The amounts shown for Mr. Lipkin represent the agreed-upon minimum bonus for 2009 under his employment agreement. Pursuant to their agreements, Messrs. Wright and Laird received a fixed amount in respect of a 2009 bonus, which is included in the "all other compensation" column in the "Summary Compensation Table" above. Ms. Conkright's 2009 bonus was fixed under the terms of her separation agreement.

(2)
The amounts shown under the column "estimated future payouts under equity incentive plan awards" represent the annual award of RSUs granted under the MICP based upon each named executive officer's equity award opportunity for 2009. These awards vest over a period of five years subject to the satisfaction of minimum performance criteria for 2009 and are subject to accelerated vesting in certain circumstances under the officers' employment agreements. Mr. Lipkin and Ms. Conkright were not eligible for an annual equity award under the MICP during 2009.

(3)
The amount shown under the column "all other stock awards" represents a sign-on award of RSUs to Mr. Lipkin under the terms of his employment agreement, which award vests over a period of five years subject to accelerated vesting in certain circumstances under the terms of his employment agreement.

(4)
The amounts shown under the column "all other option awards" for Messrs. Wright, Laird, Chambrello, Raphaelson and Potts represent the annual award of stock options granted under the MICP based upon each participant's equity award opportunity for 2009. The awards vest over a period of five years and are subject to accelerated vesting in certain circumstances under the terms of their employment agreements. The options awarded to Mr. Wright were forfeited upon his retirement at the end of 2009. The amount shown under the column "all other option awards" for Mr. Lipkin represents a sign-on award of stock options to Mr. Lipkin under the terms of his employment agreement, which award vests over a period of five years subject to accelerated vesting in certain circumstances under the terms of his employment agreement.

(5)
The exercise price for these options was set at market, which was calculated by determining the average of the high and low sales prices of our common stock on the trading day immediately prior to grant.

(6)
The amounts indicated as the "grant date fair value" of the awards were computed in accordance with FASB ASC Topic 718. In the case of RSUs, the fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. In the case of options, the fair value of the options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

 Outstanding Equity Awards at Fiscal Year-End

        The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2009.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Joseph R. Wright	09/02/2004	50,000	(2)	—		17.23	09/01/2014	—		—
	01/03/2006	—		—		—	—	1,602	(3)	23,309
	01/02/2007	—		—		—	—	2,168	(4)	31,544
	01/02/2008	—		—		—	—	2,633	(5)	38,310
	04/15/2008	125,000	(6)	—		25.69	12/31/2012	—		—
Jeffrey S. Lipkin	04/01/2009	—		30,000	(7)	12.41	03/31/2019	40,000	(8)	582,000
Michael R. Chambrello	07/01/2005	400,000		100,000	(7)	27.01	06/30/2015	33,334	(9)	485,010
	12/15/2005	33,600		8,400	(7)	27.68	12/14/2015	2,813	(10)	40,929
	02/27/2007	17,151		25,728	(7)	33.94	02/26/2017	9,369	(11)	136,319
	02/26/2008	12,485		49,944	(7)	21.27	02/25/2018	20,664	(12)	300,661
	06/10/2008	—		—		—	—	38,400	(13)	558,720
	02/23/2009	—		95,877	(7)	12.21	02/22/2019	44,994	(14)	654,663
Ira H. Raphaelson	02/01/2006	120,000		80,000	(7)	31.79	01/31/2016	38,318	(15)	557,527
	02/27/2007	9,069		13,605	(7)	33.94	02/26/2017	13,955	(11)	203,045
	02/26/2008	6,369		25,478	(7)	21.27	02/25/2018	10,541	(12)	153,372
	10/07/2008	—		—		—	—	20,000	(16)	291,000
	02/23/2009	—		41,084	(7)	12.21	02/22/2019	19,280	(14)	280,524
Larry Potts	09/07/2004	50,000		—		16.94	09/06/2014	—		—
	12/09/2004	21,000		—		23.15	12/08/2014	—		—
	12/15/2005	8,000		2,000	(7)	27.68	12/14/2015	688	(10)	10,010
	05/03/2006	—		—		—	—	4,000	(17)	58,200
	02/27/2007	6,871		10,307	(7)	33.94	02/26/2017	3,754	(11)	54,621
	02/27/2007	—		—		—	—	4,500	(17)	65,475
	02/26/2008	4,825		19,303	(7)	21.27	02/25/2018	7,986	(12)	116,196
	10/07/2008	—		—		—	—	8,000	(16)	116,400
	02/23/2009	—		31,136	(7)	12.21	02/22/2019	14,612	(14)	212,605

(1)
The value shown was calculated by multiplying the number of RSUs by the closing price of our common stock on December 31, 2009 ($14.55).

(2)
These options were awarded to Mr. Wright in his capacity as a non-employee director with a four-year vesting schedule, with one-fourth vesting on each of the first four anniversaries of the date of grant.

(3)
These RSUs were awarded to Mr. Wright in his capacity as a non-employee director. The first installment vested on January 3, 2007, the second installment vested on January 3, 2008, the third installment vested on January 3, 2009, the fourth installment vested on January 3, 2010, and the balance will vest on January 3, 2011.

(4)
These RSUs were awarded to Mr. Wright in his capacity as a non-employee director. The first installment vested on January 2, 2008, the second installment vested on January 2, 2009, the third installment vested on January 2, 2010 and the balance will vest in two installments, one-half on each of the fourth and fifth anniversaries of the date of grant.

(5)
These RSUs were awarded to Mr. Wright in his capacity as a non-employee director. The first installment vested on January 2, 2009, the second installment vested on January 2, 2010, and the balance will vest in three installments, one-third on each of the third through fifth anniversaries of the date of grant.

(6)
These options were part of a sign-on grant to Mr. Wright under his employment agreement with a four-year vesting schedule. The first installment (125,000 options) vested on the first anniversary of the date of grant and the remainder (375,000 options) was forfeited upon Mr. Wright's retirement at the end of 2009.

(7)
These options were awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant.

(8)
These RSUs were awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant.

(9)
These RSUs were awarded to Mr. Chambrello in connection with the restructuring of the inducement stock options that he received upon joining the Company in July 2005. The first installment of these units vested in February 2007 based on attainment of the performance goals for the award, the second installment vested on the second anniversary of the date of grant, the third installment vested on July 1, 2008, the fourth installment vested on July 1, 2009 and the balance will vest on July 1, 2010.

(10)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2006. The first installment vested in February 2007 based on attainment of the performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant and the balance will vest on December 15, 2010.

(11)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2007. The first installment vested in February 2008 based on attainment of the performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant and the balance will vest in two installments, one-half on each of the fourth and fifth anniversaries of the date of grant.

(12)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2008. The first installment vested in February 2009 based on attainment of the performance goal the second installment vested on the second anniversary of the date of grant and the balance will vest in three installments, one-third on each of the third through fifth anniversaries of the date of grant.

(13)
These RSUs were part of an award of 60,000 RSUs to Mr. Chambrello under an amendment to his employment agreement, 12,000 of which vested immediately, with another 9,600 having vested on June 10, 2009. The balance of the award (38,400 RSUs) will vest in four installments, with one-fourth vesting on each of the second through fifth anniversaries of the date of grant.

(14)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2009. The first installment vested in February 2010 based on attainment of the performance goal and the balance will vest in four installments, one-fourth on each of the second through fifth anniversaries of the date of grant.

(15)
These RSUs were awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant. The first installment vested on the first anniversary of the date of grant, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant and the balance will vest on the fifth anniversary of the date of grant.

(16)
These RSUs were awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant. The first installment vested on the first anniversary of the date of grant and the balance will vest in four installments, one-fourth on each of the second through fifth anniversaries of the date of grant.

(17)
These RSUs were awarded with a five-year vesting schedule, with one-fifth vesting on each of the first five anniversaries of the date of grant. The first installment vested on the first anniversary of the date of grant, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant and the balance will vest in two installments, one-half on each of the fourth and fifth anniversaries of the date of grant.

 Option Exercises and Stock Vested for Fiscal Year 2009

        The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Vested (#)		Value of Vested Units ($)
Joseph R. Wright	—	—	310,653	(1)	4,548,301	(1)
Jeffrey S. Lipkin	—	—	—		—
Michael R. Chambrello	—	—	54,035		863,310
Ira H. Raphaelson	—	—	31,445		421,827
Larry Potts	—	—	9,435		136,742
DeWayne E. Laird	72,444	1,195,013	107,713		1,756,593
Sally L. Conkright	65,583	985,078	31,363		348,833

(1)
The amount realized upon vesting of Mr. Wright's stock awards reflects an aggregate of $4,509,613 attributable to the vesting of 55,000 RSUs on April 15, 2009 pursuant to an award Mr. Wright received as part of his sign-on equity award and the accelerated vesting of 253,473 RSUs (including 165,000 RSUs awarded to Mr. Wright as part of his sign-on equity award) on December 31, 2009 in accordance with his amended employment agreement. These units are subject to deferral under the amended employment agreement such that the shares in respect of such units are not expected to be issued or delivered to Mr. Wright until on or about July 2, 2010. See "Restricted Stock Unit Award Deferrals" below.

Non-Qualified Deferred Compensation

Supplemental Executive Retirement Plan (pre-2006 frozen plan)

        The table below provides information for the named executive officers with respect to their benefits under the Supplemental Executive Retirement Plan (SERP), which was discontinued at the end of 2005.

Name	Plan Name	Number of Years Credited Service (#)	Aggregate Interest Credited in 2009(1) ($)	Present Value of Accumulated Benefit at 12/31/2009 ($)	Payments in 2009 ($)
DeWayne E. Laird	SERP	N.A.	119,394	0	3,128.982	(2)

(1)
Represents interest at rate of 4% which was accrued during 2009.

(2)
Mr. Laird's benefits were paid on December 29, 2009 (approximately six months following termination of his employment) in accordance with the terms of the SERP and his separation agreement.

        The SERP had been a means of providing retirement benefits to a limited number of senior executives under a formula that determined the benefit based on a participant's years of service and average rate of compensation. The SERP was discontinued at the end of 2005 and benefit accruals for the plan's four participants were frozen in amounts based on the-then present value of each participant's aggregate benefit under an agreed-upon calculation. Although the aggregate benefit for each participant was frozen at that time, participants are credited with interest at a rate of 4% per annum, compounded annually, from December 31, 2005 until the benefit is distributed.

Deferred Compensation Plan (for deferral of salary and bonus)

        The table below provides information for the named executive officers with respect to amounts deferred under our Key Executive Deferred Compensation Plan, which is an elective non-qualified deferred compensation plan.

Name	Executive Contributions in 2009 ($)		Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 ($)
Joseph R. Wright	—		—	41,401	—	205,140	(1)
Michael R. Chambrello	267,448	(2)	—	162,401	—	826,364	(3)

(1)
Mr. Wright's aggregate balance at the end of 2009 reflects the director fees he deferred prior to his employment with the Company (including $34,000 of his 2008 director fees reflected in the "Summary Compensation Table" above under the "All Other Compensation" column).

(2)
Contributions for 2009 reflect the deferral by Mr. Chambrello of a portion of his 2009 salary and a portion of the fiscal year 2008 bonus, which became payable in 2009.

(3)
Mr. Chambrello's aggregate balance at the end of 2009 reflects salary contributed into the plan over the last four years and bonus for the last two years (in the aggregate amount of approximately $888,580), which contributions are reflected in the "Summary Compensation Table" in this and/or prior years' proxy statements.

        The Key Executive Deferred Compensation Plan enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of the cash bonus that may be awarded under our management incentive compensation program. Non-employee directors may defer receipt of up to 100% of the fees and other cash compensation payable for director services. Participants can defer eligible compensation into the plan throughout their employment or for a specified deferral period consisting of three or more years as an initial deferral and five or more years to extend a prior deferral, provided the extension election is made at least 12 months prior to the end of the deferral period. Deferrals and related earnings are paid as soon as practicable following the end of the deferral period and would be distributed prior to that date if a participant retires or otherwise separates from service (subject to a six month delay for distributions to certain officers in accordance with the requirements of Section 409A of the Internal Revenue Code). Deferrals would also be distributed in the event of a change in control, if we terminate the plan or, under extremely limited circumstances, in the event of an "unforeseeable emergency" such as a severe financial hardship resulting from an illness or accident.

        Participants' deferrals are measured by the performance of investment options that we may offer from time to time under the plan. The investment options consist of a variety of mutual funds of various investment categories that provide different combinations of risk and return potential and participants can generally elect to change their investment elections each business day. The vehicles measuring Mr. Chambrello's deferrals during 2009 and the rates of return for the year were as follows: Foreign Large Blend Fund (25.27%); Large Blend Fund (32.06%); Small Blend Fund (28.30%); Intermediate-Term Bond Fund (16.42%); and World Stock Fund (44.51%). Mr. Wright's deferrals during 2009 were measured by the Foreign Large Blend Fund (25.3%).

        The Company's policy has been to contribute the designated amount of each participant's deferrals into a rabbi trust and for the trust to make investments that correspond to the participant's investment elections. The Company does not pay above market returns and does not guarantee any minimum return on investments.

Restricted Stock Unit Award Deferrals

        The table below sets forth information with respect to the deferral of Mr. Wright's RSUs.

Name	Executive Contributions in 2009 ($)		Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 ($)
Joseph R. Wright	$4,509,613	(1)	—	—	—	4,482,113	(1)

(1)
Reflects deferral of (a) 220,000 RSUs granted to Mr. Wright in 2008 as a sign-on bonus in connection with his employment agreement, including 55,000 RSUs that vested on April 15, 2009 (with an aggregate value at the time of deferral of $826,650) and 165,000 RSUs the vesting of which accelerated upon Mr. Wright's retirement on December 31, 2009 in accordance with the terms of his amended employment agreement (with an aggregate value at the time of deferral of $2,397,450), (b) 63,473 RSUs granted to Mr. Wright in February 2009 as part of his annual equity award and 25,000 RSUs granted to Mr. Wright as a special award in March 2009, the vesting of which accelerated upon Mr. Wright's retirement on December 31, 2009 in accordance with the terms of his amended employment agreement (with an aggregate value at the time of deferral of $1,285,513). The units awarded in 2008 as a sign-on bonus had a grant date value of $6,151,200, the units awarded in February 2009 had a grant date value of $775,005 and the units awarded in March 2009 had a grant date value of $365,500, which are reflected in the "Summary Compensation Table" under the "Stock Awards" column for the applicable year. The units are subject to deferral under Mr. Wright's amended employment agreement such that the shares in respect of such units are not expected to be issued or delivered to Mr. Wright until on or about July 2, 2010.

Potential Payments upon Termination or Change in Control

Employment and Separation Agreements

        We have employment or separation agreements with the named executive officers. The information below describes and quantifies certain compensation that would become payable under these agreements if the named executive officer's employment had terminated on December 31, 2009 under the various termination events contemplated in the agreements. The amounts described are estimates and the actual amounts to be paid can only be determined at the time of the executive's separation. The amounts described would be in addition to amounts the individual would receive under accrued plans, such as the deferred compensation plan, the 401(k) plan and previously vested equity or bonus awards, as to which neither the individual's employment agreement nor the plans provide for enhanced benefits or payments upon termination. The value shown below for equity awards that would have accelerated had the specified termination event occurred on the last business day of the year was calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on that day, which was $14.55 (and, in the case of stock options, subtracting the exercise price for the shares from that value). For information describing and quantifying the compensation that became payable to Messrs. Wright and Laird and Ms. Conkright upon their separation from the Company, please see the section above entitled "Compensation Discussion and Analysis—Succession Planning Initiatives."

        Michael R. Chambrello.    Potential payments to Mr. Chambrello would be governed by his employment agreement dated as of July 1, 2005 (as amended in August 2006, May 2008 and December 2008), which has a term ending December 31, 2010 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof). Mr. Chambrello's employment agreement provides that he will have an annual target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary, and that he will be eligible to receive an annual grant of stock options or other equity awards with a value of up to 150% of his base salary in the discretion of the Compensation Committee. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination.

        The following describes the estimated amounts Mr. Chambrello would have received if the event specified occurred at December 31, 2009:

  Termination without Cause by the Company or for Good Reason by Mr. Chambrello

  1.
  Bonus for year of termination (based on higher of last two bonuses but not higher than base salary for year of termination prorated for number of days worked in the year):

  •
  $698,518 (fiscal 2007 bonus)

  2.
  Base salary (paid over two years):

  •
  $915,630 for two years = $1,831,260

  3.
  Severance bonus amount (based on higher of last two bonuses but not higher than base salary for year of termination, and paid over two years):

  •
  $698,518 for two years = $1,397,036

  4.
  Equity treatment (full vesting):

  •
  Stock Options—$224,352

  •
  RSUs—$2,176,302

  5.
  Insurance benefits:

  •
  COBRA reimbursement for up to 18 months (cost of premiums estimated at $18,699).

  Termination without Cause by the Company or for Good Reason by Mr. Chambrello within two years after a Change in Control or six months before in anticipation thereof

  All amounts specified above plus one additional year of salary and bonus calculated as described above and paid in lump sum (totaling $1,614,148).

  Note: Mr. Chambrello's employment agreement specifies that if any payment or right accruing under his agreement in connection with a change in control would constitute a " parachute payment" as defined by Section 280G of the Internal Revenue Code, such payment will be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under Section 280G of the Internal Revenue Code, unless he elects that no such reduction shall occur if, after reduction for any excise tax and federal income tax imposed by the Internal Revenue Code, the total payments accruing to Mr. Chambrello would be greater than the total payments as so reduced. If Mr. Chambrello had become entitled to benefits under the change in control provision of his employment agreement on December 31, 2009, his total payments would have been reduced to $6,124,619 from $7,960,315.

  Termination due to Death

  1.
  Bonus for year of termination calculated as described above:

  •
  $698,518 (fiscal 2007 bonus)

  2.
  Six months of base salary (paid in lump sum):

  •
  $457,815

  3.
  Equity treatment (full vesting):

  •
  Stock Options—$224,352

  •
  RSUs—$2,176,302

  Termination due to Total Disability

  1.
  Bonus for year of termination calculated as described above:

  •
  $698,518 (fiscal 2007 bonus)

  2.
  Base salary (paid over one year):

  •
  $915,630

  3.
  Equity treatment (full vesting):

  •
  Stock Options—$224,352

  •
  RSUs—$2,176,302

  4.
  Insurance benefits:

  •
  COBRA reimbursement for up to 18 months (cost of premiums estimated at $18,699)

        Jeffrey S. Lipkin.    Potential payments to Mr. Lipkin would be governed by his employment agreement dated as of March 2, 2009, which has a term ending February 29, 2012 (subject to automatic renewals for a period of one year at the end of the initial term and each anniversary thereof). Mr. Lipkin's employment agreement provides that he will have an annual target bonus opportunity equal to 67% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, subject to a minimum bonus of $268,000 for 2009. Under the terms of Mr. Lipkin's employment agreement, Mr. Lipkin was awarded a sign on bonus of $385,000 and 40,000 RSU's and 30,000 stock options (with an exercise price of $12.41, representing the market value of our stock on the date of grant, and a ten-year term), which awards vest 20% on each of the first five anniversaries of the grant date. Mr. Lipkin will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee in accordance with the applicable plans and programs for similarly situated executives, subject to annual equity awards in 2010 with an aggregate value of not less than 95% of his base salary. Mr. Lipkin's base salary was $400,000 for 2009 (pro-rated for the days worked). Mr. Lipkin's salary was increased to $450,000 effective February 1, 2010. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination.

        The following describes the estimated amounts Mr. Lipkin would have received if the event specified occurred at December 31, 2009:

  Termination without Cause by the Company or by Mr. Lipkin for Good Reason (including within one year after a Change in Control)

  1.
  Bonus for year of termination (based on results through date of termination):

  •
  $325,000 (actual 2009 bonus)

  2.
  Base salary (paid over two years):

  •
  $400,000 for two years = $800,000

  3.
  Severance bonus amount (higher of last two bonuses but not higher than target bonus for year of termination, but not less than $400,000 if termination occurs prior to March 10, 2010, and paid over two years):

  •
  $400,000 for two years = $800,000

  4.
  Equity treatment (full vesting):

  •
  Stock Options—$64,200

  •
  RSUs—$582,000

  5.
  Insurance benefits:

  •
  COBRA reimbursement for up to 12 months (cost of premiums estimated at $12,466)

  Termination due to Death

  Base salary (paid in lump sum):

    •
    $400,000

  Termination due to Total Disability

  1.
  Bonus for year of termination (based on results through date of termination):

  •
  $325,000 (actual 2009 bonus)

  2.
  Base salary (paid over one year):

  •
  $400,000

  3.
  Severance bonus amount calculated as described above (paid over one year):

  •
  $400,000

  4.
  Insurance benefits:

  •
  COBRA reimbursement for up to 12 months (cost of premiums estimated at $12,466).

        Ira H. Raphaelson.    Potential payments to Mr. Raphaelson would be governed by his employment agreement dated as of December 15, 2005 (as amended in August 2006, October 2008 and December 2008), which has a term ending February 1, 2012 (subject to automatic renewals for a period of one year at the end of the initial term and each anniversary thereof). Mr. Raphaelson has an annual target bonus opportunity equal to 66.7% of his base salary and a maximum bonus opportunity equal to 133% of his base salary. Mr. Raphaelson's base salary was $619,500 for 2009. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination.

        The following describes the estimated amounts Mr. Raphaelson would have received if the event specified occurred at December 31, 2009:

  Termination without Cause by the Company or by Mr. Raphaelson due to Constructive Termination

  1.
  Bonus for year of termination (based on results through date of termination):

  •
  $92,602 (actual 2009 bonus)

  2.
  Base salary (paid over two years):

  •
  $619,500 for two years = $1,239,000

  3.
  Equity treatment (full vesting):

  •
  Stock Options—$96,137

  •
  RSUs—$1,485,468

  4.
  Insurance benefits:

  •
  Continued medical, dental, life insurance and accident coverage for up to 24 months (cost of premiums and tax gross-up at 35% federal tax rate estimated at $167,100)

  Termination without Cause by the Company or for Good Reason by Mr. Raphaelson within one year after a Change in Control

  1.
  Bonus for year of termination (based on results through date of termination):

  •
  $92,602 (actual 2009 bonus)

  2.
  Base salary (paid in lump sum):

  •
  $619,500 for two years = $1,239,000

  3.
  Severance bonus amount (higher of last two bonuses but not higher than target bonus for year of termination, and paid in lump sum):

  •
  $411,567 (2009 target bonus) for two years = $823,134

  4.
  Equity treatment (full vesting):

  •
  Stock Options—$96,137

  •
  RSUs—$1,485,468

  5.
  Insurance benefits:

  •
  COBRA reimbursement for up to 12 months (cost of premiums estimated at $8,346)

  Termination due to Death

  1.
  Bonus for year of termination (based on target bonus for the year of termination):

  •
  $411,567

  2.
  Six months of base salary (paid in lump sum):

  •
  $309,750

  3.
  Equity treatment (full vesting):

  •
  Stock Options—$96,137

  •
  RSUs—$1,485,468

  Termination due to Total Disability

  1.
  Bonus for year of termination (based on results through date of termination):

  •
  $92,602 (actual 2009 bonus)

  2.
  Base salary (paid over one year):

  •
  $619,500

  3.
  Equity treatment (full vesting):

  •
  Stock Options—$96,137

  •
  RSUs—$1,485,468

  4.
  Insurance benefits:

  •
  Continued medical, dental, life insurance and accident coverage for 12 months (cost of premiums and tax gross-up at 35% federal tax rate estimated at $85,192)

        Larry Potts    Potential payments to Mr. Potts would be governed by his employment agreement dated as of January 1, 2006 (as amended in October 2008 and December 2008), which has a term ending December 31, 2011 (subject to automatic renewals for a period of one year at the end of the initial term and each anniversary thereof). Mr. Potts' employment agreement provides that he will have an annual target bonus opportunity equal to 66.7% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and that he will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives. Mr. Potts' base salary was $469,500 for 2009. The agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination.

        The following describes the estimated amounts Mr. Potts would have received if the event specified occurred at December 31, 2009:

  Termination without Cause by the Company or by Mr. Potts for Good Reason

  1.
  Bonus for year of termination (based on higher of last two bonuses but not higher than target bonus for year of termination pro-rated for the number of days worked in the year):

  •
  $313,157 (2009 target bonus)

  2.
  Base salary (paid over one year):

  •
  $469,500

  3.
  Severance bonus amount (higher of last two bonuses but not higher than target bonus for year of termination, and paid over one year):

  •
  $313,157 (2009 target bonus)

  4.
  Equity treatment (full vesting):

  •
  Stock Options—$72,858

  •
  RSUs—$633,507

  5.
  Insurance benefits:

  •
  COBRA reimbursement for up to 18 months ($0 as Mr. Potts is not currently enrolled in the Company's medical plan)

  Termination without Cause by the Company or for Good Reason by Mr. Potts within one year after a Change in Control

  All amounts specified above plus one additional year of salary and bonus calculated as described above and paid in lump sum (totaling $782,657).

  Termination due to Death

  Base salary (paid in lump sum):

    •
    $469,500

  Termination due to Total Disability

  1.
  Bonus for year of termination calculated as described above:

  •
  $313,157 (2009 target bonus)

  2.
  Base salary (paid over one year):

  •
  $469,500

  3.
  Severance bonus amount calculated as described above (paid over one year):

  •
  $313,157 (2009 target bonus)

  4.
  Insurance benefits:

  •
  COBRA reimbursement for up to 18 months ($0 as Mr. Potts is not currently enrolled in the Company's medical plan)

Change in Control

        As discussed above, the employment agreements that we have with certain executive officers, including Messrs. Chambrello, Lipkin, Raphaelson and Potts, provide for enhanced severance payments if their employment were terminated in connection with a change in control. In general, under such agreements, a change in control would be deemed to occur if: (1) a person (excluding the Company, a subsidiary or affiliate) becomes the beneficial owner of 40% or more of the Company's voting securities; (2) the stockholders of the Company approve a merger, consolidation, recapitalization, reorganization, or the consummation of such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the voting securities outstanding immediately after the transaction being owned by persons who owned at least 80% of the voting power of the securities of the Company outstanding immediately before such transaction; (3) the stockholders of the Company approve a plan of liquidation or sale of substantially all of the Company's assets or the Company sells the stock of the Company to a person other than an affiliate; or (4) during any period of two consecutive years, the individuals who constitute the Board, together with any new director whose election was approved by at least two-thirds of the directors in office who were directors at the beginning of the period, cease to constitute at least a majority of the Board.

        In addition, pursuant to the terms of the Company's stockholder-approved 2003 Incentive Compensation Plan and predecessor plans, unvested stock options and other equity held by the participants in such plans would accelerate upon the occurrence of a change in control in which a person becomes the beneficial owner of 40% of more of the Company's voting securities or upon the acquisition of the Company or other transaction requiring stockholder approval for the purchase of the Company or substantially all of the Company's assets. If such event had occurred on the last business day of the year, the named executive officers would have received an acceleration of unvested awards held under such plans in the following aggregate amounts:

Executive	Stock Options	RSUs
Mr. Wright(1)	$316,492	$3,781,196
Mr. Chambrello	$224,352	$2,176,302
Mr. Lipkin	$64,200	$582,000
Mr. Raphaelson	$96,137	$1,485,468
Mr. Potts	$72,858	$633,507

(1)
The amount shown above for Mr. Wright's RSUs includes the value of his RSUs that vested in any event on December 31, 2009 in accordance with Mr. Wright's amended employment agreement ($3,688,032, assuming the shares in respect of such RSUs were delivered on December 31, 2009).

        The amounts are calculated based on the closing price of our common stock on the last day of the year, which was $14.55. In addition, if such a change in control were to occur, participants in the Company's non-qualified deferred compensation plan would receive their account balances as soon as practicable following such event.

Certain Relationships and Related Person Transactions

        Since December 2009, we have employed Richard Weil as Vice President, International Business Development and Sales, at a base salary rate of $335,000 and a target bonus opportunity of 50% of his base salary. Upon joining the Company, he was awarded 10,000 RSUs and 20,000 stock options (with an exercise price of $14.08, representing the market value of our stock on the date of grant, and a ten-year term), which awards vest 20% on each of the first five anniversaries of the grant date. Richard Weil is the brother of A. Lorne Weil, the Chairman of our Board.

        Since December 2008, we have employed Luke Weil as Director, International Business Development, at a compensation rate of approximately $157,000 (representing his 2009 base salary rate and 2009 bonus opportunity). He was also awarded 2,048 RSUs as part of the Company's annual equity awards in 2009. Luke Weil is the son of A. Lorne Weil, the Chairman of our Board.

        Under a consulting agreement dated March 8, 1997, as amended in October 2002, our subsidiary, MDI Entertainment Inc., retains 1010 Productions, Inc. to provide services in the areas of trade show activities, software development, systems design, purchasing and product fulfillment. The firm was compensated at a rate of $11,000 per month in 2009. Linda Kesterson-Saferin, the president and sole shareholder of 1010 Productions, Inc., is the spouse of Steven M. Saferin, who served as President of our Properties division until April 2009 and currently serves as Vice President and Chief Creative Officer. Mr. Saferin's stepson, David Kesterson, is employed as manager of technical services at a compensation level of approximately $93,000 (representing his 2009 base salary rate and bonus opportunity), and Mr. Saferin's daughter, Amanda Saferin, was employed during 2009 as a sales and marketing analyst at a base salary rate of approximately $55,000.

Policies and Procedures for Approval of Transactions with Related Persons

        The Audit Committee, with assistance from the General Counsel, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements, including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons. The Company's policy is not to enter into a related person transaction unless both the Audit Committee and the Board of Directors approve the transaction as specified in the Audit Committee's charter. Transactions with related persons at lower thresholds as well as certain material changes in previously approved relationships also require the Committee's approval.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company's website at www.scientificgames.com.

        The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Committee reviewed and discussed the Company's financial statements for the year ended December 31, 2009 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications between Deloitte & Touche LLP and the Audit Committee concerning independence and discussed with Deloitte & Touche LLP its independence from the Company. The Committee also considered whether the provision of tax services and other non-audit services by Deloitte & Touche LLP are compatible with maintaining auditor independence. Based on these reviews and discussions and in reliance thereon, the Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

                      Audit Committee
                      Michael J. Regan, Chairman
                      David L. Kennedy
                      Barry F. Schwartz
                      Eric M. Turner

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee has appointed Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2010 and stockholders are being asked to ratify such appointment.

        Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment.

Fees Paid to Independent Auditor

        Aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2009 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were approximately:

	2008 Fees	2009 Fees
Audit Fees:	$2,293,000	$1,649,000
Audit Related Fees:	$185,000	$749,000
Tax Fees:	$676,000	$746,000
All Other Fees:	$1,161,000	$1,203,000

        The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation and statutory audits of foreign subsidiary financial statements. The Audit Related Fees listed above were billed for accounting consultations, the audit of our racing and venue management businesses, benefit plan audits, SAS 70 reports and filings with the SEC. The Tax Fees listed above were billed for tax compliance, planning and advice. The All Other Fees listed above were billed for services provided in connection with agreed-upon procedures and related reports for lottery instant ticket games.

Pre-Approval Policy for Services Performed by Independent Auditor

        The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

        The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL

 OTHER MATTERS

        We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

        We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, not later than December 27, 2010. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.

        If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 12, 2011, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

        The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year's annual meeting. If the Board changes the date of next year's annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our annual report on Form 10-K, our quarterly reports on Form 10-Q, a current report on Form 8-K or by any other means reasonably calculated to inform the stockholders.

        Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors
IRA H. RAPHAELSON Vice President, General Counsel and Secretary

Dated: April 26, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M24919-P90985 SCIENTIFIC GAMES CORPORATION 750 LEXINGTON AVE NEW YORK, NY 10022 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For All Withhold All For All Except 0 0 0 0 0 0 01) A. Lorne Weil 02) Michael R. Chambrello 03) Peter A. Cohen 04) Gerald J. Ford 05) David L. Kennedy 06) J. Robert Kerrey 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Scientific Games Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2010. NOTE: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of all the nominees for director listed in Proposal 1, FOR Proposal 2 and, in accordance with the judgment of the Proxies, for or against any other matters that may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SCIENTIFIC GAMES CORPORATION 07) Ronald O. Perelman 08) Michael J. Regan 09) Barry F. Schwartz 10) Frances F. Townsend 11) Eric M. Turner 12) Joseph R. Wright

SCIENTIFIC GAMES CORPORATION 750 Lexington Avenue, 25th Floor, New York, New York 10022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - JUNE 08, 2010 The undersigned hereby appoints Jeffrey S. Lipkin and Ira H. Raphaelson, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at its executive offices, 750 Lexington Avenue, 19th Floor, New York, New York at 10:30 a.m. on Tuesday, June 08, 2010, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. (Continued and to be signed on reverse side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. M24920-P90985 ANNUAL MEETING OF STOCKHOLDERS OF SCIENTIFIC GAMES CORPORATION JUNE 8, 2010